UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

September 20, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Buckeye Technologies Inc. to be held on Thursday, November 1, 2007 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee.

With this letter we have enclosed a copy of our Annual Report for the fiscal year ended June 30, 2007, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information concerning our Annual Meeting. If you would like another copy of the Annual Report, please send your request to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, and one will be mailed to you. It is also available on our Internet site at www.bkitech.com.

At this year’s Annual Meeting, the agenda includes the election of directors, a proposal to ratify the appointment of our independent audit firm and a proposal to approve our 2007 Omnibus Incentive Compensation Plan for employees and directors. The Board of Directors recommends that you vote FOR election of the nominees for directors, FOR ratification of appointment of the independent audit firm and FOR the approval of the 2007 Omnibus Incentive Compensation Plan. Members of the Board of Directors, our executive officers and representatives from our independent audit firm will be present at the Annual Meeting to answer any questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the Internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

John B. Crowe
Chairman and Chief Executive Officer

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 1, 2007

The regular annual meeting of stockholders of Buckeye Technologies Inc. will be held on Thursday, November 1, 2007 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, for the following purposes:

1.	Election of Directors. To elect three Class III directors to serve until the 2010 annual meeting of stockholders;

2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent audit firm for fiscal year 2008;

3.	Approval of the 2007 Omnibus Incentive Compensation Plan; and

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those stockholders of record at the close of business on September 6, 2007 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 39,046,082 shares of common stock were outstanding. Each share entitles the holder to one vote.

This Proxy Statement is being sent, beginning approximately September 20, 2007, to all stockholders of record at the close of business on September 6, 2007, the record date fixed by our Board of Directors. We have enclosed with this Proxy Statement a copy of our Annual Report. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, this Proxy Statement.

By Order of the Board of Directors

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

Your Vote Is Important
Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting.
Registered and most beneficial stockholders may also vote via telephone or through the Internet.

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Buckeye Technologies Inc. for the Annual Meeting of Stockholders to be held at 5:00 p.m., Central Time, on Thursday, November 1, 2007. A form of proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about September 20, 2007.

We refer to our company throughout this document as “we,” “us,” the “Company” or “Buckeye.” In addition, throughout this document, “2008” refers to our fiscal year ending June 30, 2008, “2007” refers to our fiscal year ended June 30, 2007, and “2006” refers to our fiscal year ended June 30, 2006.

What is the date and time of the Annual Meeting?

The Annual Meeting is scheduled to be held on Thursday, November 1, 2007, 5:00 p.m., Central Time.

Where is the Annual Meeting being held?

The Annual Meeting is being held at our corporate headquarters, 1001 Tillman Street, Memphis, Tennessee.

Why am I receiving this document?

You are receiving this document because you were one of our stockholders of record on September 6, 2007, the record date for our 2007 Annual Meeting. We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this document and solicit my proxy?

We will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our board of directors (the “Board”). In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of the Company.

Who may attend the Annual Meeting?

Only stockholders, their proxy holders and our invited guests may attend the meeting. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of September 6, 2007 so that we may verify your stockholder status and have you check in at the registration desk for the meeting. For security reasons, we also may require photo identification for admission.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc. and where is it located?

We are a leading manufacturer and marketer of specialty fibers and nonwoven materials. We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany, Canada, and Brazil. Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange (the “NYSE”) under the symbol “BKI.”

VOTING MATTERS

What am I voting on?

You will be asked to vote on the following:

•	the election of three directors;

•	the ratification of the appointment of our independent audit firm for 2008; and

•	the approval of our 2007 Omnibus Incentive Compensation Plan.

Who is entitled to vote?

You may vote if you were the record owner of shares of our common stock at the close of business on September 6, 2007. Each share of common stock is entitled to one vote. As of September 6, 2007, there were 39,046,082 shares of our common stock outstanding. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the three matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How can stockholders make proposals for the 2007 Annual Meeting?

Our bylaws require that stockholders’ proposals intended to be presented at the 2007 Annual Meeting must be received in writing by our Secretary not fewer than 60 days nor more than 90 days prior to the 2007 Annual Meeting, in the form set forth in the bylaws, for inclusion in the Proxy Statement and form of proxy relating to that meeting.

How do I vote?

You may choose one of the following ways to vote:

Vote by Internet: You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offers access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to our Internet site. If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone: You can also vote by telephone at any time by calling the toll-free number (for residents of the United States) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then sign, date and return it to us, before the Annual Meeting, in the postage pre-paid envelope provided. We will then vote your shares as you direct.

In addition to voting by proxy, you may vote in person at the Annual Meeting. However, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: “FOR” all of the directors nominated, “FOR” ratification of Ernst & Young LLP as our independent audit firm the fiscal year ending June 30, 2008, and “FOR” the approval of our 2007 Omnibus Incentive Compensation Plan.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Secretary at or before the Annual Meeting;

•	provide our Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and it may be reached at (800) 937-5449.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares. The broker, however, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. All of the matters identified in this document to be voted upon at the meeting presently are considered to be “routine” items, other than approval of our 2007 Omnibus Incentive Compensation Plan. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.”

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists when the holders of a majority of the 39,046,082 shares of our common stock outstanding on September 6, 2007 are present in person or by proxy at the meeting. If we do not have a quorum, we will be forced to reconvene the 2007 Annual Meeting at a future date.

How many votes are needed to elect directors and approve other matters?

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the three director nominees with the most affirmative votes will be elected. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

The ratification of the appointment of Ernst & Young, LLP as our independent audit firm for the fiscal year ending June 30, 2008 will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

The 2007 Omnibus Incentive Compensation will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the structure of our Board?

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our Board. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but it is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly, and through discussions with our executive officers.

Our Board is divided into three classes, with each class elected for a three-year term. The number of directors that constitutes the Board is fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, our Board is comprised of nine directors.

From May 1, 2006, to November 3, 2006, the size of our Board was increased from nine to ten directors. Mr. Henry F. Frigon resigned as a member of the Board effective November 3, 2006, for personal reasons unrelated to his service on the Board. Effective upon Mr. Frigon’s resignation, the Board reduced its size to nine directors. Following Board member Robert E. Cannon’s death in March 2007, the Board appointed Kristopher J. Matula to fill his position.

Who are the nominees this year?

The Board has nominated the following three persons to serve as Class III Directors: Lewis E. Holland, Kristopher J. Matula and Virginia B. Wetherell. If elected, each nominee would hold office until the 2010 Annual Meeting of Stockholders or until his or her earlier death, resignation or removal. We anticipate that each of these nominees will be available for election, but if a situation arises in which he or she is unavailable, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise.

What is the background of the directors?

Information about the three individuals nominated as directors and the remaining members of the Board is provided below.

Nominees for Election as Class III Directors (Terms to expire 2010)

Lewis E. Holland, age 64, has been a director of Buckeye since September 2005. Since November 2001, Mr. Holland has been President of Henry Turley Company, a real estate company specializing in development of urban communities. He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation, from 1994 until July 2001. From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

Kristopher J. Matula, age 45, has been a director of Buckeye since April 2007. Since July 2006 he has served as President and Chief Operating Officer Buckeye. From October 2003 through June 2006 he served as Executive Vice President and Chief Financial Officer of Buckeye. He was Senior Vice President of several different Buckeye divisions from July 1997 to October 2003. Prior to joining Buckeye in 1994, he held various positions with Procter & Gamble and General Electric.

Virginia B. Wetherell, age 60, has been a director of Buckeye since May 2006. Currently she serves as President of Wetherell Consulting, Inc. From 1991 to 1998 she served as Secretary to the Florida Department of Environmental Protection. From 1988 to 1991 she served as the Deputy Director to the Florida Department of Natural Resources. From 1982 to 1988 she served as a State Representative to the Florida House of Representatives.

Incumbent Directors — Class I Directors (Terms expiring 2008)

George W. Bryan, age 63, has been a director of Buckeye since April 2001. Mr. Bryan served as Chief Executive Officer of Sara Lee Foods from 1998 until his retirement in 2000 and as a Senior Vice President of the Sara Lee Corporation between 1983 and 1998. Mr. Bryan is a director of Regions Financial Corp.

R. Howard Cannon, age 45, a private investor, has been a director of Buckeye since 1996. Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests. From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose. Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000. Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987. He is co-trustee of the Cannon Family Trust.

Katherine Buckman Gibson, age 45, has been a director of Buckeye since August 2004. Since April 2000 she has been Chairman of the Board of Bulab Holdings, Inc., the parent company of Buckman Laboratories. From May 1993 to May 2001, she served as Secretary of Buckman Laboratories and as Vice President-Legal from 1994 to 2001. She currently serves as Vice Chairman of Buckman Laboratories.

Incumbent Directors — Class II Directors (Terms expiring 2009)

Red Cavaney, age 64, has been a director of Buckeye since 1996. Since October 1997 he has served as President, Chief Executive Officer and Director of the American Petroleum Institute. He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute. He is a past Chairman of the American Society of Association Executives.

John B. Crowe, age 60, has been a director of Buckeye since August 2004. Since July 2006 he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006 he served as President and Chief Operating Officer of Buckeye. He was Senior Vice President, Wood Cellulose from January 2001 to April 2003. He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001. Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997. He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994. From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company.

David B. Ferraro, age 69, a private investor, has been a director of Buckeye since March 1993. From April 2003 through June 2006 he served as Chairman of our Board and our Chief Executive Officer and retired from the Company in September 2006. From March 1993 to April 2003 he was President and Chief Operating Officer of Buckeye. He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992. He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

How are our directors compensated?

Board Fees

Directors who are employees of Buckeye are not entitled to receive any fees for serving as directors. Directors who are not our employees receive the following annual director and committee fees, payable in equal quarterly installments:

Types of Compensation	Amount
Board Retainer	$40,000 annually
Board Meeting Fees	None
Committee Meeting Fees	None
Service Fees:
Presiding Director	$10,000 annually ($5,000 annually after August 8, 2007)
Audit Committee Chair	$10,000 annually
Audit Committee Member	$5,000 annually
Other Committee Chair	$5,000 annually
Other Committee Member	$2,500 annually

Deferred Compensation Plan for Non-Employee Directors

Pursuant to Buckeye’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to receive payment of all or any of his or her directors’ fees in shares of the Company’s common stock. Each non-employee director also has the opportunity to defer voluntarily receipt of his or her directors’ fees pursuant to the plan into either an interest bearing account or a common stock unit account. Amounts deferred into a common stock unit account are payable in cash, in a lump sum payment or installment payments, in an amount equal to the number of shares of common stock that could have been purchased on the open market at the time of the deferral multiplied by the fair market value of the common stock at the time of distribution. Only one director currently has an interest in an account under this deferred compensation plan.

Amended and Restated Formula Plan for Non-Employee Directors

Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”), under which these options were granted, expired on May 15, 2006, and no additional options may be granted under the Formula Plan.

Pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. Under the Formula Plan, each option issued on the date of an annual meeting becomes fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurs first. Each option issued on a date other than the date of an annual meeting of stockholders becomes fully exercisable on the first anniversary of its issuance. Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the Formula Plan will vest and remain exercisable for one year. Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination.

Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Board encourages each director to invest this component of compensation in Buckeye’s common stock. If the 2007 Omnibus Incentive Compensation Plan is approved at the Annual Meeting, stock options and restricted stock will be available again as grants to the non-employee directors.

Other Benefits

Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Are there any relationships between our directors and our executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

What is corporate governance and how do we implement it?

Corporate governance is a set of rules established by the Company to ensure that its directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner. Our Board has a strong commitment to sound and effective corporate governance practices. The Company’s management and our Board have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, U.S. federal securities laws and the listing requirements of the NYSE.

What documents establish and implement our corporate governance practices?

The Code of Business Conduct and Ethics, Code of Ethics for Officers and Key Financial Managers, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, and the Charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were adopted by the Company for the purpose of increasing transparency in our governance practices as well as promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

The Code of Business Conduct and Ethics applies to the members of our Board, our Chief Executive Officer and our senior financial officers as well as all other officers and employees. It provides that any waiver of this code may be made only by the Board. Any waiver in favor of a director or executive officer is publicly disclosed. We disclose amendments to, and waivers from, the Code of Business Conduct and Ethics, if any, on our website, www.bkitech.com.

Where can I access the Company’s corporate governance documents?

The Company’s Code of Business Conduct and Ethics, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, and the Charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee may be accessed at the Investor Relations tab of our website, www.bkitech.com. In addition, you may request, without charge, a copy of the Company’s corporate governance documents by submitting a written request for any of such materials to: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary.

How often did the Board meet in 2007?

The Board held four meetings during 2007. Directors are expected to attend each meeting of the Board and each meeting of those Committees on which they serve. In addition to meetings, the Board and its Committees review and act upon matters through written consent procedures. All of the directors attended 75% or more of the total number of meetings of the Board and those Committees on which they served during the last fiscal year.

We adopted a policy for attendance by the Board at our stockholder annual meetings which encourages directors, if practicable and time permitting, to attend our stockholder annual meetings. Two of our directors attended the Annual Meeting of Stockholders held on November 2, 2006.

Has the Board appointed a Presiding Director for non-management sessions of the Board?

Effective April 24, 2007, the Board appointed Mr. Ferraro as the Presiding Director to preside over non-management and executive sessions of the Board. Prior to that time, former director Mr. Robert E. Cannon served as Presiding Director to chair meetings of the Board’s executive sessions of non-management directors. The non-management directors met in executive session at least two times during fiscal year 2007.

What committees have been established by the Board?

The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Non-Employee Director Compensation Committee.

All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent. During 2007, the compositions of the Audit Committee and the Nominating and Governance Committee were modified. Effective November 3, 2006, Mr. Henry F. Frigon resigned as a member of the Board for personal reasons unrelated to his service on the Board. Upon his resignation, Mr. Holland became chair of the Audit Committee and resigned from the Nominating and Corporate Governance Committee. Except for the foregoing changes, no other changes were made to the composition of the Committees of the Board during 2007. The following table sets forth the current membership of the Company’s standing committees:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Non-Employee Director Compensation Committee
George W. Bryan		X	X (Chair)
Red Cavaney	X	X (Chair)
Katherine Buckman Gibson	X		X
Lewis E. Holland	X (Chair)
Virginia B. Wetherell		X	X
John B. Crowe				X
Kristopher J. Matula				X

Who are our independent directors?

In accordance with the NYSE’s listing requirements, the Board has evaluated each of its directors’ independence from the Company and its management based on the NYSE’s definition of “independence.” In its review of each director’s independence, the Board reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent audit firm. The Board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review of the Board and the NYSE’s definition of “independence,” the Board has determined that a majority of the Board is “independent.” The independent directors are Mr. Bryan, Mr. Cavaney, Ms. Buckman Gibson, Mr. Holland and Ms. Wetherell. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How can you communicate with the Board?

Stockholders and other interested parties may send communications to the Board or any Committee of the Board by writing to the Board or the Committee at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board, as appropriate.

In addition, stockholders and other interested parties may also contact the Presiding Director or the non-management directors as a group by writing to the Presiding Director c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will forward all stockholder and other interested party communications to the Presiding Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our complaint procedures?

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Alternatively, complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by our employees confidentially and anonymously by sending them to Chair, Audit Committee, Buckeye Technologies Inc., P.O. Box 22471, Memphis, TN 38122-9998.

What are the responsibilities of the Audit Committee?

The Audit Committee for fiscal year 2008 consists of Mr. Lewis E. Holland (Chairman), Mr. Red Cavaney and Ms. Katherine Buckman Gibson, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Our Board has determined that Mr. Holland is an “audit committee financial expert” as such term is defined in the rules of the Securities and Exchange Commission, or the “SEC.”

The Audit Committee met six times during fiscal year 2007. A copy of the Audit Committee charter is available to our stockholders and other interested parties at the Investor Relations tab on our website at www.bkitech.com and is also available in print to any stockholder or other interested party who makes a request to our Corporate Secretary. Ernst & Young LLP currently serve as our independent audit firm.

The Audit Committee has the authority and responsibility to:

•	hire one or more independent public auditors to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent audit firm the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to the Board with respect to its findings; and

•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board.

What are the responsibilities of the Compensation Committee?

The Compensation Committee for fiscal year 2008 consists of Mr. Red Cavaney (Chairman), Mr. George W. Bryan and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee met five times during fiscal year 2007. Our Board adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to our Corporate Secretary.

The Compensation Committee’s responsibilities include:

•	determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans; and

•	other matters that the Board specifically delegates to the Compensation Committee from time to time.

The responsibilities of the Compensation Committee are described in more detail in the section called “Compensation Discussion & Analysis.”

During 2007, the Compensation Committee retained Mercer Human Resources Consulting in connection with its periodic review and evaluation of executive compensation. The Company’s Chief Executive Officer, along with other members of management, provided recommendations to, and participated in portions of the Compensation Committee’s meetings with respect to the compensation to be received by persons other than themselves.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee for fiscal year 2008 consists of Mr. George W. Bryan (Chairman), Ms. Katherine Buckman Gibson and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee met five times during fiscal year 2007. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.

The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist the Board by actively identifying individuals qualified to become Board members;

•	recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to the Board, as appropriate;

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	lead the Board and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; and

•	develop and recommend to the Board and administer the Corporate Governance Guidelines of Buckeye.

When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with our business, and whether his or her experience and skills are complementary to our Board and business. The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to perform his or her duties as a director effectively and other relevant factors it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Committee will consider stockholder recommendations for nominees to the Board. Nominations should be submitted to Mr. George W. Bryan, Chairman of the Nominating and Corporate Governance Committee at our corporate headquarters at P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407.

Stockholder recommendations should include the name of the candidate, as well as relevant biographical information. The Committee will consider candidates recommended by stockholders on the same basis as those candidates recommended by the Committee. During the fiscal year ended June 30, 2007, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to the Board.

Where can I find information on Buckeye’s other executive officers?

For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2007, which was filed with the SEC on September 7, 2007.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDIT FIRM

Has the Audit Committee selected our independent audit firm for fiscal year 2008?

The Audit Committee has reappointed Ernst & Young LLP as our independent audit firm, to audit and certify our financial statements for the fiscal year ending June 30, 2008. In making the decision to reappoint the independent audit firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Ernst & Young LLP is incompatible with maintaining that firm’s independence.

Is stockholder approval required for the appointment of the independent audit firm for 2008?

Stockholder ratification of the selection of Ernst & Young LLP as our independent audit firm is not required by applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board. However, the Audit Committee and the Board may, in their discretion, still appoint Ernst & Young LLP.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

What fees were paid to our independent audit firm in 2007 and 2006?

During fiscal year 2007, Ernst & Young LLP not only acted as the independent audit firm for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal year 2007 and reviewing the financial statements included in our Forms 10-Q) but also rendered on our behalf other services, including tax-related services.

The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent audit firm. The Audit Committee approved 100% of the services reflected in the table below under audit fees, tax fees and all other fees. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the most recent two fiscal years and for other services billed in the most recent two fiscal years.

Type of Service	2007	2006
Audit Fees (1)	$1,343,061	$1,471,600
Tax Fees (2)	$337,694	$114,880
All Other Fees (3)	$5,701	$200
Total	$1,686,456	$1,586,680

(1)	Comprised of fees associated with the annual audit of Buckeye’s financial statements, audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of Buckeye’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Comprised services for tax compliance, tax return preparation, tax advice and tax planning.

(3)	Comprised other miscellaneous services.

Has the Audit Committee determined Ernst & Young LLP’s independence from the Company?

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services had no effect on Ernst & Young LLP’s independence from the Company.

How does the Audit Committee pre-approve services provided by the independent audit firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent audit firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent audit firms is required to report periodically to the Audit Committee regarding the extent of services provided by the independent audit firm in accordance with this pre-approval, and all fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

How many votes are needed to ratify the appointment of our independent audit firm for 2008?

Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDIT FIRM FOR FISCAL YEAR 2008.

PROPOSAL 3 — APPROVAL OF THE 2007 OMNIBUS COMPENSATION PLAN

General

The general purpose of the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”) is to attract and retain selected employees and directors by offering them a greater stake in the success of the Company, and to encourage ownership of the Company’s common stock by employees and directors.

Summary of the Plan

The following general description of certain features of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

The Plan authorizes the grant of restricted stock or options to purchase shares of common stock as awards under the Plan. Options granted under the Plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

The aggregate number of shares of common stock initially available for awards under the Plan is 3,500,000, all of which may be issued pursuant to options intended to qualify as incentive stock options. The Plan provides that the number of shares available for issuance is reduced by a factor of one and three-fourths (1.75) to one for each share issued pursuant to an award of restricted stock. Accordingly, if the Compensation Committee grants all awards under the Plan in the form of restricted stock, the number of shares available for issuance is 2,000,000. The closing price of a share of common stock on September 6, 2007 was $15.70.

As of September 6, 2007, Buckeye had 39,046,082 common shares outstanding. There were outstanding options to purchase 1,851,650 shares which had an average exercise price of $12.27 and an average remaining life of 4.3 years. In addition there were 262,792 unvested shares of restricted stock and 456,076 shares of restricted stock available to grant.

Subject to an adjustment necessary upon a stock split, stock dividend, stock repurchase, merger, reorganization or similar change in the Company’s corporate capitalization, the maximum number of shares of common stock available for awards that may be granted to any individual participant during each calendar year is: (i) 200,000 if only options are granted; (ii) 100,000 if only restricted stock is granted; and (iii) 200,000 if both options and restricted stock are granted.

If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future grant. In addition, if there is any change in the Company’s corporate capitalization, the Compensation Committee will, as it determines appropriate, adjust the number and kind of shares of common stock which may be issued in connection with future awards, the number and kind of shares of common stock covered by awards then outstanding under the Plan, the number and kind of shares of common stock available under the Plan, the exercise or grant price of any award, or may make provision for a cash payment with respect to any outstanding award.

Administration

The Plan is administered by the Compensation Committee. Subject to the provisions of the Plan, the Committee has the authority to:

•	select the participants who will receive awards under the Plan, the type of awards to be granted, the number of shares subject to awards and the terms and conditions of awards;

•	determine whether participants have met applicable performance goals under an award;

•	adopt, amend and rescind rules and regulations relating to the Plan;

•	construe and interpret the Plan and to make all other determinations it deems necessary or advisable for the administration of the Plan; and

•	establish any “blackout” trading period that it deems necessary or advisable.

The Compensation Committee may also delegate all or a portion of its responsibility to one or more of its members, the Chief Executive Officer of the Company, or to a secondary committee made up of one or more of its members; however, only the Compensation Committee may grant awards to participants subject to Section 16 of the Exchange Act or Section 162(m) of the Code.

Eligibility

All employees and directors are eligible to participate in the Plan. However, only employees and directors who are selected by the Compensation Committee will receive awards under the Plan.

Each award granted under the Plan will be evidenced by a written award agreement between the participant and the Company describing the award and the terms and conditions to which the award is subject. The principal terms and conditions of each type of award are described below.

Types of Awards under the 2007 Plan

Restricted Stock. An award of restricted stock is a grant to the participant of a specified number of shares of common stock, which are subject to forfeiture upon the happening of certain specified events and/or the failure to achieve specified performance goals during the restriction period. An award of restricted stock will be evidenced by a restricted stock agreement that will specify the duration of the restriction period, the performance, employment or other conditions under which the restricted stock may be forfeited and the amount, if any, the participant must pay to receive the restricted stock. Unless otherwise determined by the Compensation Committee, during the restriction period, the participant has the right to receive dividends from, and to vote, the shares of restricted stock. If not previously forfeited, at the end of the restriction period, the forfeiture conditions will lapse and the unrestricted shares will be delivered to the participant.

Options. An option is a right to purchase shares of common stock for a specified period of time at a fixed price (the “exercise price”). An option may be either an “incentive stock option,” satisfying the requirements of Section 422 of the Code, or a non-qualified stock option, as determined by the Compensation Committee. Each option agreement will specify the number of shares which may be purchased pursuant to the option, the exercise price, the type of option, the term of the option, and the date when the option will become exercisable.

The exercise price will be determined by the Compensation Committee, but will not be less than the fair market value of a share of common stock on the date of grant. The term of the option will be no more than 10 years. Payment for shares issued upon exercise of an option must be made within three days of the date of exercise in cash, or through a broker with the proceeds of the sale of shares purchased through the exercise of the option (a “cashless exercise”). In addition, with the consent of the Compensation Committee, payment may be made with shares of common stock held by the participant and valued at fair market value or by requesting the Company to withhold an appropriate number of shares of common stock from the shares acquired by the exercise of the option.

Performance-Based Awards. Performance-based awards are certain awards of restricted stock which are based on the attainment of specified performance goals. A performance-based award will vest and become payable to the participant upon achievement during a specified performance period of performance goals established by the Compensation Committee. Performance goals may be established on a Company-wide basis, or with respect to any subsidiary or business unit of the Company.

In the case of performance-based awards granted to participants who are “covered employees” under Section 162(m) of the Code, the applicable performance goals are limited to one or more of the following:

•	the price of common stock;

•	market share;

•	revenue;

•	earnings per share of common stock;

•	return on shareholder equity;

•	costs;

•	cash flow;

•	return on net assets, total assets or invested capital;

•	operating income;

•	net income;

•	book value per share of common stock;

•	expense management;

•	improvements in capital structure;

•	profitability;

•	maintenance or improvement of profit margins;

•	total shareholder return;

•	earnings before interest taxes, depreciation and amortization (EBITDA); and

•	any other financial or other measurement deemed appropriate by the Compensation Committee, as it relates to the results of operations or other measurable progress of the Company, its subsidiaries, or any business unit thereof.

Performance goals may be expressed in absolute or relative terms and may be based on comparisons with past performance of the Company or other companies. Performance may also include or exclude specified items such as catastrophic losses, strategic gains or losses, discontinued operations, accounting changes and other similar unusual items. In addition, with respect to awards that are not intended to qualify as “performance-based” under Section 162(m) of the Code, performance goals may include any other goal that the Compensation Committee determines to be appropriate.

Change in Control

Unless otherwise provided in an Award agreement, upon a change in control, all options will vest and become exercisable, the restrictions applicable to restricted stock will lapse, and all restricted stock will become transferable. In addition, the Compensation Committee may take the following actions upon a change in control:

•	cancel any outstanding awards in exchange for a cash payment;

•	after having given the participant a reasonable chance to exercise any outstanding options, terminate any or all of the participant’s outstanding options;

•	where the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding awards or replace all outstanding awards with comparable awards; or

•	take any other action that it deems appropriate.

A “change in control” is defined in the Plan as:

•	an acquisition of at least 25% of the voting power of the Company’s voting securities (“voting securities”), other than (i) an acquisition by or from the Company or any subsidiary or any employee benefit plan or related trust maintained by the Company or any subsidiary; (ii) an acquisition by an underwriter in connection with any firm commitment underwriting of securities to be issued by the Company; or (iii) an acquisition by any corporation if, immediately after the acquisition, more than 75% of the outstanding shares of common stock of that corporation is beneficially owned by all or substantially all of the individuals and entities who, prior to the acquisition, were the beneficial owners of the Company’s common stock and voting securities;

•	a merger, reorganization or consolidation other than an event which would result in the beneficial owners of the common stock and voting securities of the Company prior to the transaction continuing to own more than 75% of the common stock and voting securities of the Company or other surviving entity immediately after such event;

•	a complete liquidation or substantial dissolution of the Company, or the sale or other disposition of all or substantially all of the Company’s assets, other than to a wholly owned subsidiary; and

•	the individuals who constitute the Board and any new director whose election was approved by a majority of the Board cease to constitute a majority of the Board.

Effective Date, Amendments and Termination

Subject to shareholder approval, the Plan will be effective as of August 7, 2007. The Plan will terminate on August 7, 2017, unless earlier terminated by the Board. Termination will not affect awards outstanding at the time of termination. The Board may amend, suspend or terminate the Plan so long as shareholder approval is required for any amendment which would (i) increase the number of shares subject to the Plan; (ii) result in the repricing of any outstanding option or the exchange of an underwater option for a new option or other award, or (iii) require shareholder approval by law, regulation, or the rules of any stock exchange or automated quotation system. The Compensation Committee may amend or terminate any outstanding award and any award agreement without a participant’s consent so long as the amendment does not materially and adversely impact the participant. The Compensation Committee may also substitute an award for another type of award provided that the terms and economic benefit of the substituted award are at least equivalent to the terms and the economic benefit of the award being replaced. Notwithstanding, any performance condition specified in connection with an award will remain subject to adjustment by the Compensation Committee, except to the extent such adjustment would affect the status of an award as “performance-based compensation” under Section 162(m) of the Code.

New Plan Benefits

Employees who will participate in the Plan in the future, and the amounts of their awards, are to be determined by the Compensation Committee subject to the restrictions outlined above. The Non-Employee Director Compensation Committee intends to grant restricted stock or options to the Company’s seven non-employee directors at, or shortly after, the time of the 2007 annual meeting of the stockholders, assuming the Plan has then been approved by the Company’s stockholders. Thereafter, subject to the Plan’s approval, the Compensation Committee intends to make annual grants of restricted stock or options to non-employee directors at the time of each annual meeting of the stockholders. The amount of shares subject to these options has not yet been determined. As no additional determinations have yet been made, it is not possible to state the terms of any individual awards which may be issued under the Plan or the names or positions of, or respective amounts payable or allocable to any participants in the Plan, other than as provided in this summary.

Certain Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other considerations that may be relevant to a participant.

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option results in taxable income to an option holder or a deduction to the Company. If the option holder holds the stock received upon exercise for at least two years from date of grant and one year after the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain, and the Company will not be entitled to a deduction. If, however, the shares are disposed of prior to the completion of this period (a “disqualifying disposition”), then the option holder will include as compensation income for the year of thedisposition, an amount equal to the excess of the fair market value of the shares upon exercise over the exercise price of the option, or if less, the excess of the amount realized upon disposition over the exercise price. The Company will be entitled to a corresponding deduction at that time. Any proceeds in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the shares have been held for more than one year. If the sales price is less than the exercise price of the option, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

Under the Plan, incentive stock options may, if permitted by the Compensation Committee, be exercised in whole or in part with shares of common stock held by the option holder. Such an exercise will be treated as a tax-free exchange of the shares of common stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of common stock received, and the equivalent number of shares will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the option holder or deduction to the Company at the time it is granted. An option holder will recognize compensation income at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in compensation income by the option holder. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will be short-term or long-term capital gain depending on whether the shares have been held for more than one year. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of its exercise price and the amount included in income with respect to such option.

Under the Plan, non-qualified options may, if permitted by the Compensation Committee, be exercised in whole or in part with shares of common stock held by the option holder. Such an exercise will be treated as a tax-free exchange of the shares of common stock surrendered for an equivalent number of shares of common stock received, and the equivalent number of shares will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero.

Restricted Stock. Restricted stock received pursuant to awards, including performance-based awards, will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a holder of restricted stock does not make the election described below, then the restricted stock holder realizes no taxable income upon the receipt of restricted stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions applicable to the restricted stock lapse, the restricted stock holder will realize compensation income equal to the fair market value of the shares at that time, less any amount paid for the shares, and the Company will be entitled to a corresponding deduction. A restricted stock holder’s tax basis in restricted stock will be equal to the fair market value when the forfeiture restrictions lapse, and the holding period for such shares will begin at that time. Upon a subsequent sale of the shares, the restricted stock holder will realize short-term or long-term gain or loss, depending on whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the restricted stock holder’s hands.

Individuals receiving shares of restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the restricted stock holder elects to recognize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the restricted stock holder receives them (valued without taking the restrictions into account), less any amount paid for the shares, and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the restricted stock holder will recognize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The restricted stock holder’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the restricted stock holder, and the holding period for such shares begins at that time. If, however, the shares are subsequently forfeited, the restricted stock holder will not be entitled to claim a loss withrespect to the shares to the extent of the income recognized by the restricted stock holder upon the making of the Section 83(b) election. To make a Section 83(b) election, a restricted stock holder must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the restricted stock holder must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

In general, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the restricted stock holder. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made generally will be treated as dividend income.

Withholding. The Company is entitled to deduct from the payment of any award all applicable income and employment taxes required by federal state or local law to be withheld, or to take such other action as the Compensation Committee may deem advisable to enable the Company or any subsidiary and participants to satisfy tax obligations relating to any award.

Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, unless the compensation is “performance-based compensation” and meets certain other requirements outlined in Section 162(m) and related regulations. Under the Plan, the Compensation Committee may in its discretion grant awards that are intended to qualify as performance-based compensation.

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2007 OMNIBUS INCENTIVE COMPENSATION PLAN.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee for fiscal year 2007 consisted of the following directors:

Director	Served on Audit Committee During the 2007 Fiscal Year
Mr. Red Cavaney	From July 1, 2006 until June 30, 2007
Mr. Henry F. Frigon *	From July 1, 2006 until November 3, 2006 (as Chair)
Ms. Katherine Buckman Gibson	From August 9, 2006 until June 30, 2007
Mr. Lewis E. Holland	From July 1, 2006 until June 30, 2007 (Chair beginning November 3, 2006)

*	Mr. Frigon resigned from the Board effective November 3, 2006 for personal reasons unrelated to his service to the Company.

All four directors who served on the Audit Committee in the 2007 fiscal year, including the three current members, meet the independence and qualification standards required by the NYSE. The Board determined that Messrs. Frigon and Holland were “audit committee financial experts,” as defined by SEC rules, for fiscal year 2007. The Audit Committee operates in accordance with its written charter, which was most recently revised in August 2004. A copy of this charter is available on our website at www.bkitech.com.

The Audit Committee monitors and reviews the performance of the independent audit firm and the quality and integrity of Buckeye’s internal accounting, auditing and financial reporting practices.

The Audit Committee has obtained from the independent audit firm, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence. This statement conforms to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also has discussed with the auditors any relationships that may impact their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the auditing firm is independent of Buckeye.

The Audit Committee has reviewed and discussed with management Buckeye’s audited financial statements for the year ended June 30, 2007. The Audit Committee also has discussed with the independent audit firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and with and without management present, discussed and reviewed the results of the independent audit firm’s examination of Buckeye’s financial statements. The Audit Committee also has discussed with the independent audit firm its evaluation of Buckeye’s internal controls and the overall quality of Buckeye’s financial reporting.

Based upon the results of the inquiries and actions discussed above, in reliance upon management and Ernst & Young LLP, and subject to the limitations of its role, the Audit Committee recommended to the Board that Buckeye’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the SEC. The Audit Committee has also recommended the reappointment, subject to stockholder approval, of the independent audit firm, Ernst & Young LLP.

Audit Committee
Lewis E. Holland, Chairman
Red Cavaney
Katherine Buckman Gibson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of September 5, 2007 by (A) each person known to own more than 5% of the Company’s shares; (B) each director of the Company and each of the five most highly compensated executive officers; and (C) all directors and executive officers of the Company as a group.

	Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
(A)	Barclays Global Investors NA (2) 45 Fremont Street, 17th Floor San Francisco, California 94105	2,559,446	6.6%

	Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	3,227,701	8.3%

	New South Capital Management, Inc. (4) 1000 Ridgeway Loop Road, Suite 233 Memphis, Tennessee 38120	2,582,206	6.6%

(B)	Charles S. Aiken (5)	123,447	*
	George W. Bryan (6)	70,000	*
	R. Howard Cannon (7)	352,086	*
	Red Cavaney (8)	70,000	*
	John B. Crowe (9)	299,414	*
	Steven G. Dean (10)	27,200	*
	Katherine Buckman Gibson (11)	30,000	*
	David B. Ferraro (12)	572,967	1.5%
	William M. Handel (13)	44,148	*
	Lewis E. Holland (14)	30,000	*
	Paul N. Horne (15)	180,842	*
	Kristopher J. Matula (16)	176,367	*
	Virginia B. Wetherell (17)	10,000	*

(C)	All Directors and Executive Officers as a group (17 persons) (18)	2,275,917	5.8%

*	Less than 1% of the issued and outstanding our shares of common stock.

(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 39,046,082 shares issued and outstanding as of September 6, 2007. Options to purchase an aggregate of 1,174,600 shares are exercisable or become exercisable within 60 days of September 6, 2007. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Barclays Global Investors NA filed a Schedule 13F-NT with the SEC on August 9, 2007, reporting that it and its affiliates had the sole power to dispose or to direct the disposition of 2,559,446 shares, which constitutes more than 5% of our common stock.

(3)	Dimensional Fund Advisors Inc. filed a Schedule 13F-HR with the SEC on July 26, 2007, reporting that it had the sole power to dispose of or direct the disposition of 3,227,701 shares, which constitutes more than 5% of our common stock.

(4)	New South Capital Management, Inc. filed a Schedule 13F-HR with the SEC on August 9, 2007, reporting that it had the sole power to dispose of or direct the disposition of 2,526,544 shares and the shared power, with the Morgan Keegan Preferred Management Program and the Thomas Weisel Partners LLC Asset Management Program, to dispose of or direct the disposition of 55,662 shares, which in total constitutes more than 5% of our common stock.

(5)	Includes 5,890 shares held in our 401(k) and retirement plans; 18,121 shares of restricted stock issued pursuant to our Restricted Stock Plan; and 20,000 shares issuable upon the exercise of options.

(6)	Includes 60,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors.

(7)	Includes 10,000 shares issuable upon the exercise of options. As of September 6, 2007, also includes 339,410 shares held by the Cannon Family Trust, R. Howard Cannon and Richard Prosser Guenther, Co-Trustees.

(8)	Includes 60,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors.

(9)	Includes 11,237 shares held in our 401(k) and retirement plans; 67,763 shares of restricted stock issued pursuant to our Restricted Stock Plan; and 204,400 shares issuable upon the exercise of options.

(10)	Includes 6,000 shares of restricted stock issued pursuant to our Restricted Stock Plan; and 21,200 shares issuable upon the exercise of options.

(11)	Includes 30,000 shares issuable upon exercise of options granted under our stock plan for non-employee directors.

(12)	Includes 360,000 shares issuable upon the exercise of options.

(13)	Includes 6,051 held in our 401(k) and retirement plans; 14,894 shares of restricted stock issued pursuant to our Restricted Stock Plan; and 20,000 shares issuable upon the exercise of options.

(14)	Includes 20,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors.

(15)	Includes 1,801 shares held in our 401(k) and retirement plans; 19,986 shares of restricted stock issued pursuant to our Restricted Stock Plan; and 30,000 shares issuable upon the exercise of options.

(16)	Includes 8,645 shares held in our 401(k) and retirement plans; 31,954 shares of restricted stock issued pursuant to our Restricted Stock Plan; and 110,000 shares issuable upon the exercise of options.

(17)	Includes 10,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors.

(18)	Includes an aggregate of 1,174,600 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

R. Howard Cannon is the son of the late Robert E. Cannon, who served as a member of the Board from 1993 until his death in March 2007. From November 1999 to April 2005, Mr. R. Howard Cannon was an employee of the Company. He resigned from his position effective April 1, 2005 but remains a member of the Board.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Buckeye manufactures cellulose-based specialty fibers and nonwoven materials and sells them world-wide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing both wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors. We currently operate facilities in the United States, Germany, Canada and Brazil.

Compensation Philosophy

Our primary compensation philosophy is to offer a compensation program that attracts, retains and rewards executive officers who contribute to Buckeye’s long-term success and increased stockholder value. We define the term “executive officers” to be the group consisting of our Chief Executive Officer, our Chief Operating Officer and our eight Senior Vice Presidents. For fiscal year 2007 our named executive officers for purposes of this Compensation Discussion and Analysis and the tables below were John B. Crowe, Steven G. Dean, Kristopher J. Matula, Paul N. Horne and William M. Handel. Compensation for Buckeye’s executive officers is comprised of three principal components: base salary, annual performance-based incentive compensation and long-term equity-based incentive compensation in the form of stock options and restricted stock. We gauge our compensation levels against companies in a peer group recommended by Mercer Human Resources Consulting (“Mercer”) and approved by our Compensation Committee. Our peer group currently consists of Packaging Corporation of America, Rock-Tenn Co., Potlatch Corporation, Rayonier Inc., Wasau Paper Corporation, Longview Fibre Co., Caraustar Industries Inc., Pope & Talbot Inc., Glatfelter, Schweitzer-Mauduit International Inc. and Neenah Paper Inc. Base salary and overall compensation are targeted at the 50th to 75th percentile of companies in our peer group, depending on an executive officer’s experience and performance and are competitive with those paid by companies in our peer group. The Compensation Committee believes that executive officer compensation should be aligned with our near-term and long-term business objectives and performance in order to ensure the commitment of our executive officers to our continued success. Consequently, a significant portion of executive officer annual compensation is “at risk” and depends upon Buckeye’s and each individual executive’s performance against quantitative and qualitative performance criteria established annually. To promote each executive officer’s contribution to our long-term growth and profitability and to further enhance stockholder value and promote alignment with stockholder interests, the compensation program includes an equity-based component.

Compensation Consultant

To assist the Compensation Committee in assessing the market competitiveness of our compensation program, the Compensation Committee retained Mercer as a compensation consultant. In this capacity, Mercer reviews our executive compensation program, compiles data for comparable companies for Compensation Committee comparison and review and provides recommendations for maintaining and improving the competitiveness of compensation and the alignment of executive pay and business performance. In the spring of 2007, Mercer completed a new executive pay and performance study and updated its May 2005 review and recommendations. The Compensation Committee has the sole authority to establish the nature and scope of Mercer’s engagement, to approve Mercer’s fee and to terminate Mercer’s engagement.

Roles of Executives in Establishing Compensation

At the request of the Compensation Committee, our Chief Accounting Officer and our General Counsel provided Mercer with information requested by Mercer in conducting its review, including data about each executive officer’s roles, responsibilities, base salary and benefits. Our Chief Executive Officer and Chief Operating Officer subsequently met with the Compensation Committee to discuss their recommendations regarding the overall structure of our compensation program as well as their recommendations regarding salaries to be paid to our other executive officers. After receiving management’s recommendations and Mercer’s evaluation, the Compensation Committee met in executive session without management present to review Mercer’s evaluation of executive compensation and Mercer’s and management’s recommendations. The Compensation Committee adopted some of Mercer’s recommendations (discussed below) concerning our compensation structure, approved salary plans for each of our executive officers and, in some instances, approved salary increases for executive officers for fiscal year 2007.

Compensation Committee

During fiscal year 2007 the Compensation Committee held five meetings. At these meetings, the Compensation Committee:

•	approved the adoption of change in control agreements for our executive officers;

•	approved adoption of the Buckeye Technologies Inc. Retirement Replacement Plan;

•	approved annual bonus awards for fiscal year 2006 under the at-risk compensation program for our executive officers;

•	approved, after significant discussion, the objective performance targets for the “All Employee Bonus” for fiscal year 2007 and for the at-risk bonus compensation program for our executive officers for fiscal year 2007;

•	engaged Mercer to deliver a report benchmarking our executive compensation against our designated peer group;

•	approved ERISA-cap grants of restricted stock to eight executive officers (discussed below);

•	reviewed and approved salary adjustments for three executive officers; and

•	received Mercer’s report and adopted Mercer’s recommendations concerning:

•	management of base salaries for officers;

•	recalibration of annual bonus targets; and

•	adoption of a new long-term equity incentive plan.

In fiscal year 2008, the Compensation Committee has held two meetings as of September 15, 2007. At these meetings, the Compensation Committee:

•	approved and recommended to the Board the adoption of a 2007 Omnibus Incentive Compensation Plan, to be submitted for stockholder approval at Buckeye’s 2007 Annual Meeting of Stockholders;

•	approved annual bonus awards for fiscal year 2007 under the at-risk compensation program for our executive officers;

•	reviewed and approved salary adjustments for five executive officers; and

•	approved, after significant discussion, the objective performance targets for the “All Employee Bonus” for fiscal year 2008 and for the at-risk bonus compensation program for our executive officers for fiscal year 2008.

Components of Executive Compensation

Our executive compensation program consists of three key components: base salary, annual performance-based incentive compensation and long-term equity-based incentives in the form of stock options and restricted stock.

Benchmarking

The Compensation Committee sets salary and overall compensation for our executive officers at levels that it believes are competitive with those of our peer group, which generally:

•	are similar to Buckeye in terms of size (i.e., revenue, net income, market capitalization), industry and/or global presence; and

•	have executive officer positions that are comparable to Buckeye in terms of breadth, complexity and scope of responsibilities.

The Compensation Committee approved the peer group recommended by Mercer. In its 2007 study, Mercer based its recommendation on the industry peer group data available to it, including data from the most recent filings by potential peer group companies. Most of the companies that Mercer recommended also were included in the peer group in Mercer’s 2005 study.

Elements of Executive Compensation

Base Salary

The Compensation Committee sets the base salaries of our named executive officers at levels intended to reward day-to-day activities and, along with other pay components, these salaries serve as a means to attract talented executives. In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, length of time in the position, prior experience, breadth of knowledge, competitive pay practice in the pulp and paper industry, including the peer group compensation information, and the level of competition among companies in our industry to attract and retain talented leaders. The Compensation Committee’s philosophy is to manage base salaries within a competitive range between the 50th and 75th percentile of our peer group based on an individual’s experience level and performance.

The Compensation Committee adjusted the base salaries for the named executive officers during fiscal year 2007 based on updated benchmark data supplied by Mercer and an examination of the executives’ performance and experience in their positions.

Mr. Crowe and Mr. Matula assumed their new roles on July 1, 2006, as Chief Executive Officer and Chief Operating Officer, respectively. The Compensation Committee evaluated their salary levels in light of their new positions and increased Mr. Crowe’s base salary from $475,000 to $575,000 and Mr. Matula’s base salary from $355,000 to $425,000 effective July 1, 2006. After the close of fiscal year 2007, the Compensation Committee reassessed Mr. Crowe’s and Mr. Matula’s performance and reviewed updated benchmark data supplied by Mercer. Following this assessment, the Compensation Committee increased Mr. Crowe’s base salary from $575,000 to $675,000 and increased Mr. Matula’s base salary from $425,000 to $455,000, retroactive to July 1, 2007.

The Compensation Committee increased the base salary of Mr. Dean from $165,000 to $200,000 effective February 1, 2007. The Compensation Committee increased his base salary from $200,000 to $245,000 effective July 1, 2007, in recognition of his performance as Chief Financial Officer and to more closely align his base salary with applicable benchmark data. Mr. Dean was promoted to Senior Vice President as of July 1, 2007.

The Compensation Committee increased the base salary of Mr. Horne from $325,000 to $350,000 effective May 1, 2007, of Mr. Handel from $265,000 to $285,000 effective May 1, 2007, and of Mr. Aiken from $300,000 to $325,000 effective September 1, 2007, based on benchmark data, senior management’s recommendations and the Compensation Committee’s own assessment of their performance and experience.

Annual Incentive Compensation

Non-Equity Incentive Plan: Annual “All Employee Bonus” Plan

We have a broad-based non-equity incentive “All Employee Bonus” plan that covers most of our employees, including our executive officers. Under our “All Employee Bonus” plan, participants may earn bonuses of up to 15% of their base salary depending upon our business performance measured against specific annual financial targets.

To foster both an environment of teamwork and a sense of personal accountability, the “All Employee Bonus” for fiscal year 2007 had two components: a Company-wide portion and a specific personal impact portion. Under the Company-wide component, employees were eligible to earn a bonus of up to 8% of their annual salary if Buckeye achieved the Company-wide performance targets. Under the personal impact component, employees were eligible to earn an additional bonus of up to 7% of their annual salary based on achieving performance targets related to the particular business objectives tailored to their role in Buckeye. We set challenging personal impact performance targets and awarded a small portion of the potential bonus if the demanding performance targets were met. Thus, for an employee to receive the full 7% personal impact component of the possible 15% bonus, the challenging personal impact performance targets had to be exceeded. Based on Mercer’s 2007 review and advice, the Compensation Committee anticipates setting future personal impact performance targets and award opportunities at levels having a higher probability of achievement in order to move total cash compensation closer to the median market level.

Company-Wide Portion of “All Employee Bonus”

For 2007, the target for the Company-wide portion of the bonus of up to 8% of base salary was based on our earnings before interest and taxes (“EBIT”) adjusted for actual bonus and to exclude certain amounts such as amortization and restructuring charges. For every dollar of EBIT over the threshold of $75 million, we contributed $0.15 to a bonus pool to be allocated among employees at a uniform percentage of each employee’s base salary, but not to exceed 8%. Based on 2007 adjusted EBIT of approximately $88 million, all participants (including named executive officers) received a bonus of 2.3% of their base salary.

Personal Impact Portion of “All Employee Bonus”

The table below sets forth the targets for the personal impact component of the “All Employee Bonus” for our named executive officers, the percentage actually awarded and the basis for calculating the bonus awarded. In addition, the threshold and maximum amounts that could be earned by each named executive officer with respect to the “All Employee Bonus” are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table below and the actual bonus paid is reported in the “Non-Equity Incentive Plan Compensation (All Employee Bonus)” column of the Summary Compensation Table below.

Name	Basis for Personal Impact Component (Up to 7% of Annual Salary)	Portion of Personal Impact Component Actually Awarded	How Calculated
John B. Crowe, Chief Executive Officer	Achievement of reduction in Sales, Research & Administrative (SRA) spending as a percentage of Company sales revenue.	2.24% of base salary ($12,880)	Based on a sliding scale. For improvements in SRA spending, the bonus can range from 1.4% to 7% of annual salary.

Steven G. Dean, Vice President and Chief Financial Officer
2% based on achievement of reduction in SRA spending as a percentage of Company sales revenue.

3% based on achievement of reduction in the amount of audit fees.

2% based on achieving target levels of Company cash flow.
		0.64% of base salary ($1,149) 1.32% of base salary ($2,370) 2.00% of base salary ($3,592)	Based on a sliding scale of targets for each element.

Kristopher J. Matula President and Chief Operating Officer	Achievement of reduction in Sales, Research & Administrative (SRA) spending as a percentage of total Company sales revenue.	2.24% of base salary ($9,520)	Based on a sliding scale. For improvements in SRA spending, the bonus can range from 1.4% to 7% of annual salary.

Paul N. Horne, Senior Vice President, Market Research & Development	2% based on achievement of reduction in Sales, Research & Administrative (SRA) spending as a percentage of total Company sales revenue. 5% based on increased sales volume for specific new products.	0.64% of base salary ($2,107) 2.10% of base salary ($6,913)	Based on a sliding scale of targets for each element.

William M. Handel, Senior Vice President, Lean Enterprise	Achievement of reduction in Sales, Research & Administrative (SRA) spending as a percentage of total Company sales revenue.	2.24% of base salary ($6,011)	Based on a sliding scale. For improvements in SRA spending, the bonus can range from 1.4% to 7% of annual salary.

Charles S. Aiken, Senior Vice President, Manufacturing	2% based on achievement of reduction in Sales, Research & Administrative (SRA) spending as a percentage of total Company sales revenue. 5% based on reaching target gross margin levels.	0.64% of base salary ($1,920) 2.83% of base salary ($8,490)	Based on a sliding scale of targets for each element.

Adjusted SRA Expense. All named executive officers had a segment of their personal impact portion based on Buckeye’s achieving a reduction in sales, research and administration (“SRA”) expenses adjusted to account for actual bonuses paid and certain unusual, non-recurring items. If adjusted SRA spending exceeded 5.8% of gross sales, no bonus would be awarded. If adjusted SRA spending was below a threshold of 5.8% of gross sales, then named executive officers would receive a bonus for that category. Upon satisfaction of this threshold, the amount of the bonus would increase incrementally for SRA spending below the threshold up to the maximum bonus allowed for the category, which would be awarded if SRA spending were 5.4% of gross sales or lower. For fiscal year 2007, adjusted SRA spending was 5.74% of gross sales and participants each received approximately 32% of the possible award.

The entire personal impact portion of Mr. Crowe’s, Mr. Matula’s and Mr. Handel’s all employee bonus was based on Buckeye achieving a reduction in SRA expenses. Each of them received a personal impact portion of their all employee bonus of 2.24% of their base salary.

For the personal impact portion of his all employee bonus, Mr. Dean received a bonus of 3.96% of his base salary determined as follows:

•	Mr. Dean received a bonus of 0.64% of his salary based on the SRA spending component described above.

•	If audit fees (subject to certain adjustments) for the fiscal year were no more than $1.3 million, he would have received a bonus of 0.4% of his salary. If audit fees (subject to certain adjustments) were $1.05 million or less, he would have received a bonus of 3% of his salary. Based on Buckeye’s adjusted audit fees for fiscal year 2007, Mr. Dean received a bonus of 1.32% of his base salary.

•	If our free cash flow, which is operating cash flow minus capital expenditures, were at least $35 million, Mr. Dean would have received a bonus of 0.4% of his salary. If our free cash flow were $52 million or more, he would have received a bonus of 2% of his gross salary. Buckeye’s free cash flow for fiscal year 2007 exceeded $52 million, and Mr. Dean therefore received a bonus of 2% of his base salary.

For the personal impact portion of his all employee bonus, Mr. Horne received a bonus of 2.74% of his base salary determined as follows:

•	Mr. Horne received a bonus of 0.64% of his salary based on the SRA spending component described above.

•	The remaining 5% personal impact component was based on achieving sales goals in four different areas (up to 1.25% per area) relating to Product and Market Development efforts. For two of these areas the threshold goal was not met; for the other two areas, Mr. Horne received awards of 0.85% and 1.25% of his base salary.

For the personal impact portion of his all employee bonus, Mr. Aiken received a bonus of 3.47% of his base salary determined as follows:

•	Mr. Aiken received a bonus of 0.64% of his salary based on the SRA spending component described above.

•	The remaining 5% personal impact component was based on achieving a gross margin target. If our gross margin were at least 16.1%, Mr. Aiken would have received a bonus of 1% of his base salary. If our gross margin were 18% or greater, Mr. Aiken would have received a bonus of 5% of his base salary. Based on our gross margin of 17.13% for fiscal year 2007, Mr. Aiken received a bonus of 2.83% of his base salary.

At-Risk Compensation Bonus

We have non-equity based at-risk compensation, or “ARC,” bonus for executive officers and certain other employees. The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye. Two-thirds of the ARC bonus is based on achievement of objective financial or performance targets, such as earnings before interest and taxes and cash flow targets, at either the Company-wide, division or facility level, as appropriate. The remaining one-third of the ARC bonus is based on the employee’s individual performance, judged on subjective performance factors. Examples of the subjective measures include leadership of a key project or undertaking a special strategic initiative.

Each executive officer’s goals and target levels are established based on a mix of Company-wide performance measures and performance measures more directly linked to the executive’s role and responsibilities. Management recommends to the Compensation Committee proposed measures and targets for each executive. The

Compensation Committee then reviews and approves the measures and targets based on assessment of probability of attainment, market conditions and our overall performance. Fiscal year 2007 ARC performance goals and targets for executive officers were approved by the Compensation Committee at its August 8, 2006 meeting.

When the Compensation Committee adopted the ARC program, it set various maximum bonus levels for different classes of officers and managers based on competitive market data. Since that time, it has periodically reviewed the maximum ARC bonus levels in comparison to benchmarks provided by Mercer. Based on the data provided by its compensation consultant, the Compensation Committee believes that the maximum ARC bonus levels are appropriately set at 120% of base salary for the Chief Executive Officer and the Chief Operating Officer, 90% of base salary for Senior Vice Presidents and 60% of base salary for Vice Presidents.

When setting ARC goals and performance targets, our practice has been to award to executives only a minimal portion (about 20%) of the potential ARC bonus if the demanding performance targets were met. Thus, for an employee to receive the full component of the ARC bonus, the threshold performance targets had to be significantly exceeded. Based on Mercer’s 2007 review and advice, the Compensation Committee anticipates setting future ARC performance targets and award opportunities at levels having a higher probability of achievement in order to move total cash compensation closer to the median market level.

For fiscal year 2007, each executive officer’s ARC bonus was based on the criteria shown in the following table and described in the paragraphs that follow. Provided the applicable threshold for achievement of a financial performance target is met, the amount of the bonus with respect to such target is calculated on a sliding scale above the threshold achievement level. The threshold and maximum amounts that could be earned by each named executive officer with respect to the ARC bonus are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table below, and the total amounts paid to each named executive officer under the ARC bonus are reflected in the “Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus)” column of the Summary Compensation Table below.

At-Risk Compensation Program Criteria for Fiscal Year 2007
Executive	Financial Performance Criteria, Maximum Percentage Possible for Each Category and Actual Percentage Awarded for Each Category					Non-financial Criteria Maximum Possible Actual Award	Maximum Total Award Actual Award
John B. Crowe, Chief Executive Officer	Cash Flow	Americana Facility Financial Performance	Meet Lean Enterprise Objectives (Gross Margin)	Earnings Per Share	UltraFiber 500® Financial Performance	Subjective criteria

Maximum Possible	20%	15%	10%	20%	15%	40%	120% of Base Salary

Actual Award	20%	0%	5.65%	8.75%	0%	7.5%	41.9% of Base Salary

Steven G. Dean, Vice President and Chief Financial Officer	Cash Flow	Americana Facility Financial Performance	Meet Lean Enterprise Objectives (Gross Margin)	Earnings per Share	UltraFiber 500® Financial Performance	Subjective criteria

Maximum Possible	10%	7%	6%	10%	7%	20%	60% of Base Salary

Actual Award	10%	0%	3.39%	4.38%	0%	10%	27.77% of Base Salary

At-Risk Compensation Program Criteria for Fiscal Year 2007
Executive	Financial Performance Criteria, Maximum Percentage Possible for Each Category and Actual Percentage Awarded for Each Category					Non-financial Criteria Maximum Possible Actual Award	Maximum Total Award Actual Award
Kristopher J. Matula, President and Chief Operating Officer	Cash Flow	Americana Facility Financial Performance	Meet Lean Enterprise Objectives (Gross Margin)	Earnings per Share	UltraFiber 500® Financial Performance	Subjective criteria

Maximum Possible	20%	15%	10%	20%	15%	40%	120% of Base Salary

Actual Award	20%	0%	5.65%	8.75%	0%	7.5%	41.9% of Base Salary

Paul N. Horne, Senior Vice President, Market Research & Development	Cash Flow	Americana Facility Financial Performance	Total Company EBIT	Various New Product volumes	UltraFiber 500® Financial Performance	Subjective criteria

Maximum Possible	15%	5%	15%	15%	5% EBIT 5% Revenue	30%	90% of Base Salary

Actual Award	15%	0%	5.78%	6.71%	0% EBIT 0% Revenue	4%	31.49% of Base Salary

William M. Handel, Senior Vice President, Lean Enterprise	Cash Flow	Meet Lean Enterprise Objectives (Gross Margin)	Total Company EBIT	Foley/Memphis Freight Costs		Subjective criteria

Maximum Possible	15%	15%	15%	15%		30%	90% of Base Salary

Actual Award	15%	8.48%	5.78%	9.11%		4%	42.37% of Base Salary

Charles S. Aiken, Senior Vice President, Manufacturing	Cash Flow	Americana Facility Financial Performance	Total Company EBIT			Subjective criteria

Maximum Possible	15%	30%	15%			30%	90% of Base Salary

Actual Award	15%	0%	5.78%			8%	28.78% of Base Salary

Cash Flow Portion of ARC Bonus. The target for the cash flow portion of the ARC Bonus was based on our free cash flow, which is operating cash flow minus capital expenditures. If our free cash flow reached the threshold of at least $35 million, participants would receive a bonus of 20% of that segment of their ARC bonus. If free cash flow reached $52 million, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on

2007 free cash flow, which exceeded $52 million, participants received 100% of the segment of their ARC bonus that was tied to cash flow.

Earnings per Share Portion of ARC Bonus. The target for the earnings per share portion of the ARC Bonus was based on our earnings per share adjusted for restructuring charges and certain other items. If adjusted earnings per share reached the threshold of at least $0.58, participants would receive a bonus of 20% of that segment of their ARC bonus. If adjusted earnings per share reached $1.00, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2007 adjusted earnings per share of approximately $0.77, participants received 43.8% of the segment of their ARC bonus that was tied to earnings per share.

Gross Margin Portion of ARC Bonus. The target for the gross margin portion of the ARC Bonus was based on our gross margin as a percent of sales. If gross margin reached the threshold of at least 16.1%, participants would receive a bonus of 20% of that segment of their ARC bonus. If gross margin reached 18%, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2007 gross margin of 17.13%, participants received 56.5% of the segment of their ARC bonus that was tied to gross margin.

Americana Performance Portion of ARC Bonus. The target for the Americana portion of the ARC Bonus was based on the adjusted EBIT of our Americana facility. If the Americana facility reached a specified minimum EBIT, participants would receive a bonus of 20% of that segment of their ARC bonus. Because of technical difficulties in starting up the facility and difficulties in securing sufficient raw material, the threshold was not achieved, and participants received none of the segment of their ARC bonus that was tied to the financial performance of the Americana facility.

UltraFiber500™ Portion of ARC Bonus. The target for the UltraFiber500™ margin portion of the ARC Bonus was based on the adjusted EBIT for that part of our business. If the UltraFiber500™ business reached a specified minimum adjusted EBIT threshold, participants would receive a bonus of 20% of that segment of their ARC bonus. Because of slower than anticipated revenue growth and unanticipated costs involved in launching UltraFiber500™, the threshold was not achieved, and participants received none of the segment of their ARC bonus that was tied to that criteria.

New Products Portion of ARC Bonus. The target for the new products portion of the ARC Bonus was based on our progress in developing certain new products and achieving target sales of certain new products in a total of three areas. If the maximum targets were reached in all three areas, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2007 results, the threshold was achieved in all three areas and participants received 44.7% of their ARC bonus that was tied to new products.

Total Company EBIT Portion of ARC Bonus. The target for our EBIT portion of the ARC bonus was based on our EBIT adjusted to exclude certain amounts such as amortization and restructuring charges. If adjusted EBIT reached a threshold of $79 million, participants would receive a bonus of 20% of that segment of their ARC bonus. If adjusted EBIT reached $103 million, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2007 adjusted EBIT of $88 million, participants received 38.5% of the segment of their ARC bonus that was tied to EBIT.

Foley/Memphis Freight Costs. The target for the Foley/Memphis freight costs portion of the ARC bonus was based on the freight costs associated with shipping our finished goods from our wood cellulose facility located in Perry, Florida (the Foley plant) and from our cotton cellulose facility located in Memphis, Tennessee to our customers. If certain freight costs from those two sites were below a specified threshold dollar per ton of finished products, participants would receive a bonus of 20% of that segment of their ARC bonus. If freight costs reached a specified lower dollar per ton level, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2007 Foley/Memphis freight costs, participants received 60.7% of the segment of their ARC bonus that was tied to Foley/Memphis freight costs.

Long-Term Incentive Compensation

Buckeye has two long-term incentive programs: stock option plans and the Buckeye Technologies Inc. Restricted Stock Plan. The purpose of these long-term incentive plans is to tie a portion of executives’ pay to their contribution to our long-term performance and creation of stockholder value.

Stock Options

The Compensation Committee believes that total executive compensation should include a mix of short-term and long-term incentives. However, the shares of common stock available for issuance pursuant to option awards under Buckeye’s stock option plans were exhausted in the fall of 2005. To permit future grants of stock options, the Compensation Committee and the Board have recommended that our stockholders adopt the 2007 Omnibus Incentive Compensation Plan, which would make a pool of up to 3,500,000 shares of common stock available for option grants to employees and directors.

Options granted under our existing stock option plans ordinarily vest periodically over a period of five years, except that employees who were over the age of 57 at the time of the option grant have shorter vesting periods, with a minimum vesting period of two years. In general, vested options may be exercised within ten years from the date the options were granted. On June 7, 2005, the Compensation Committee approved the acceleration of vesting of all options having an exercise price greater than $8.32 that remained unvested at June 30, 2005. Because these options were fully vested prior to the 2007 fiscal year, the compensation expense reported in the option column of the summary compensation table represents the SFAS 123R compensation cost recorded by Buckeye only with respect to two grants of options to Mr. Crowe having an exercise price of $7.60 per share and one grant of options to Mr. Dean having an exercise price of $7.62 per share, both as detailed in the Outstanding Equity Awards at Fiscal Year End Table. In addition, the material terms of outstanding options are discussed in the footnotes following the Outstanding Equity Awards at Fiscal Year End Table.

Restricted Stock Awards

Under the Buckeye Technologies Inc. Restricted Stock Plan, restricted stock awards are granted to officers and certain other employees. The purpose of these restricted stock awards is to focus the individual’s attention on the long-term performance of the business, to enhance employee retention, to encourage long-term stock ownership and to strengthen the alignment of stockholder and employee interests in share price appreciation. The restricted stock awards are issued at the fair market value of the common stock based on the average closing price on the New York Stock Exchange for the 20 business days prior to the date of grant.

Restricted stock awards are generally either ERISA cap awards or incentive awards. In fiscal year 2007, only ERISA cap awards were granted. In a prior fiscal year, the Compensation Committee made grants of incentive restricted stock awards which vest on the same terms and conditions as the ERISA cap awards, as described below. Accordingly, a portion of the compensation reported in the “Stock Awards” column of the Summary Compensation Table reflects the expense recognized by Buckeye with respect to incentive restricted stock awards and a portion of the unvested shares of restricted stock reported in the Outstanding Equity Awards at Fiscal Year End Table reflect outstanding incentive restricted stock awards.

ERISA cap awards are granted annually to provide an additional benefit to officers with years of valuable experience that cannot be credited under other Buckeye’s defined contribution plan. Under the Restricted Stock Plan, participants receive annual grants of restricted stock equal in value to the difference between (i) the employer-provided contribution, if any, which would have been allocated to the individual for such fiscal year under the Buckeye Retirement Plan, if the statutory limitations of Sections 401(a)(17) and 415 of the Code did not apply and (ii) the actual employer-provided allocation to such participants’ accounts under such plan. These annual awards are referred to as ERISA cap awards. Incentive restricted stock awards are granted as an important part of the long term incentive compensation mix and also to supplement or replace the incentive and non-qualified stock options that Buckeye has historically granted under its shareholder-approved stock option plans. We anticipate that the equity component of Buckeye’s executive compensation program will be continue to be partially satisfied using incentive restricted stock awards in addition to the ERISA cap awards and stock option awards. Incentive restricted stock awards are recommended by management to the Compensation Committee. The Compensation Committee reviews and approves the incentive restricted stock awards based on a number of factors including individual performance, the individual participant’s position and responsibilities, market conditions and overall Company performance.

Restricted stock vests upon the first to occur of the following:

•	the participant’s death;

•	the termination of the participant’s employment by reason of permanent disability;

•	the voluntary termination of the participant’s employment at or after the attainment of age 55 with the approval of the Chief Executive Officer;

•	the participant’s retirement from Buckeye at or after age 62; or

•	a change in control of Buckeye.

Upon a participant’s termination of employment with Buckeye prior to vesting or violation of the restrictions placed on the restricted stock, the participant’s unvested shares of restricted stock will be forfeited to us.

Although the restricted stock may be voted by the participant, the restricted stock may not be sold, pledged or otherwise transferred before the participant’s death, the participant’s approved retirement from Buckeye or a change in control of Buckeye, and if the participant should violate the restrictions or otherwise leave Buckeye before an approved retirement date, the restricted stock is subject to forfeiture.

Retirement Plans

Defined Contribution Plan

The Buckeye Retirement Plan is a defined contribution retirement plan covering substantially all of our U.S. employees, including executive officers. Contributions to the Retirement Plan consist of (1) Company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service, up to a maximum of 11% of the employee’s gross compensation and (2) Company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee.

Retirement Replacement Plan

Under the Buckeye Retirement Replacement Plan, officers having less than 20 years of Buckeye service receive annual cash awards. The awards are intended to compensate the recipients to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan. Under the Retirement Replacement Plan, certain executive officers are eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee, in the case of the Chief Executive Officer and the President, or (2) by the Chief Executive Officer, in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year. Payments made under Retirement Replacement Plan are capped at 4% of the executive’s gross pay as defined under the Buckeye Retirement Plan.

Change in Control Agreements

We have entered into change in control agreements with each of our Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. Change in control agreements allow us to attract and retain qualified executives and enable executives to objectively judge potential takeovers in terms of the potential benefit to stockholders without being distracted by personal concerns over job security and possible reductions to their income and benefits. The specific provisions of the change in control agreements appear below under “Potential Payments Upon Termination or Change of Control.”

Deductibility of Compensation

Section 162(m) of the Code generally imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Compensation Committee believes that all of the compensation awarded to our executive officers during fiscal year 2007 is fully deductible in accordance with this limit.

In addition, in adopting the change in control agreements with named executive officers, discussed above and described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below, the Compensation Committee provided for a potential cutback in the amount that would be payable to each named executive officer in order to assure that Buckeye would be able to fully deduct all payments made upon a change in control pursuant to Section 280G of the Code and to protect named executive officers from the excise tax imposed by Section 4999 of the Code on payments that exceed the Code Section 280G limitations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of Mr. Red Cavaney (Chairman), Mr. George W. Bryan and Ms. Virginia B. Wetherell, each of whom is an ”independent“ director under the rules of the New York Stock Exchange. The Compensation Committee’s charter can be found on our website at www.bkitech.com under the ”Investor Relations“ tab. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to Buckeye’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Red Cavaney, Chairman
George W. Bryan
Virginia B. Wetherell

SUMMARY COMPENSATION TABLE

This table discloses compensation for Buckeye’s Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers for fiscal year 2007, who we refer to, collectively, as our named executive officers.

Name	Fiscal Year	Salary ($)	Retirement Replacement Plan (Bonus) ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (“All Employee Bonus”) ($)	Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus) ($)	All Other Compensation ($) (3)	Total ($)
John B. Crowe, Chairman and Chief Executive Officer	2007	575,000	23,494	182,727	76,054	26,405	240,925	15,500	1,140,105
Steven G. Dean, Vice President and Chief Financial Officer	2007	179,583	7,331	3,708	7,042	11,542	49,870	11,163	270,239
Kristopher J. Matula, President and Chief Operating Officer	2007	425,000	15,198	10,990	—	19,595	178,075	18,875	667,733
Paul N. Horne, Senior Vice President, Product and Market & Development	2007	329,167	—	9,449	—	16,890	103,655	26,750	485,911
William M. Handel, Senior Vice President, Lean Enterprise	2007	268,333	—	54,085	—	12,482	113,693	26,750	475,343
Charles S. Aiken, Senior Vice President, Manufacturing	2007	300,000	—	17,328	—	17,610	86,340	26,750	448,028

(1)	Amounts in the Bonus column represent amounts earned in fiscal year 2007 under the Retirement Replacement Plan.

(2)	Amounts in the Stock Awards and Option Awards columns represent the compensation cost recognized by the us in fiscal year 2007 related to restricted stock awards and option grants in accordance with SFAS No. 123R. See Note 10 to the our audited financial statements as filed in the 2007 Annual Report on Form 10-K, which sets forth the material assumptions used in determining the compensation cost to us with respect to such awards.

(3)	Amounts in the “All Other Compensation” column are comprised of the following:

Name	Defined Contribution Plan	401(k) Match	Total
John B. Crowe, Chief Executive Officer	13,500	2,000	15,500
Steven G. Dean, Chief Financial Officer	9,163	2,000	11,163
Kristopher J. Matula, President	16,875	2,000	18,875
Paul N. Horne, Senior Vice President, Market Research & Development	24,750	2,000	26,750
William M. Handel, Senior Vice President, Lean Enterprise	24,750	2,000	26,750
Charles S. Aiken, Senior Vice President, Manufacturing	24,750	2,000	26,750

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)**	Target ($)	Maximum ($)	(#)	($)
John B. Crowe, Chief Executive Officer (3)	11/20/06	—	155,250	776,250	1,364	16,300
Steven G. Dean, Vice President and Chief Financial Officer (4)	11/20/06	—	26,937	134,687	—	—
Kristopher J. Matula, President and Chief Operating Officer (5)	11/20/06	—	114,750	573,750	947	11,317
Paul N. Horne, Senior Vice President, Market Research & Development (6)	11/20/06	—	69,125	345,625	1,178	14,077
William M. Handel, Senior Vice President, Lean Enterprise (7)	11/20/06	—	56,350	281,750	479	5,724
Charles S. Aiken, Senior Vice President, Manufacturing (8)	11/20/06	—	63,000	315,000	836	9,990

(1)	The amounts earned by each named executive officer under each of the “All Employee Bonus” and the ARC Bonus are set forth in the “Non-Equity Incentive Plan Compensation” columns, and designated as “All Employee Bonus” or “At-Risk Compensation Bonus,” in the Summary Compensation Table.

(2)	All shares of restricted stock awarded in fiscal year 2007 were ERISA cap awards, as discussed in the Compensation Discussion and Analysis above. Details of Buckeye’s restricted stock plan appear under “Long Term Incentive Compensation-Restricted Stock Awards” above.

(3)	Mr. Crowe’s target payout under the “All Employee Bonus” and ARC Bonus were $17,250 and $138,000, respectively, with a maximum possible payout of $86,250 and $690,000, respectively.

(4)	Mr. Dean’s target payout under the “All Employee Bonus” and ARC Bonus were $5,387 and $21,550, respectively, with a maximum possible payout of $26,937 and $107,750, respectively.

(5)	Mr. Matula’s target payout under the “All Employee Bonus” and ARC Bonus were $12,750 and $102,000, respectively, with a maximum possible payout of the $63,750 and $510,000, respectively.

(6)	Mr. Horne’s target payout under the “All Employee Bonus” and ARC Bonus were $9,875 and $59,250, respectively, with a maximum possible payout of $49,375 and $296,250, respectively.

(7)	Mr. Handel’s target payout under “All Employee Bonus” and ARC Bonus were $8,050 and $48,300, respectively, with a maximum possible payout of $40,250 and $241,500, respectively.

(8)	Mr. Aiken’s target payout under the “All Employee Bonus” and ARC Bonus were $9,000 and $54,000, respectively, with a maximum possible payout of $45,000 and $270,000, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option awards and restricted stock awards for the executive officers as of June 30, 2007.

Option Awards							Restricted Stock
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John B. Crowe,	54,000			13.63	1/20/09		7,763	(3)	120,094
Chief Executive	20,000			16.00	10/22/09		60,000		928,200
Officer	20,000			15.06	1/16/11
	30,000			11.25	4/23/12
	16,000			7.60	4/23/12
	14,400	14,400	(2)	7.60	4/20/14
	50,000			10.77	4/20/14

Steven G. Dean,	10,000			11.25	4/23/12		6,000		92,820
Vice President and	8,000			10.77	4/20/14
Chief Financial	1,600	6,400	(4)	7.62	10/12/15
Officer

Kristopher J. Matula,	60,000			17.84	8/12/07	(5)	6,954	(3)	107,578
President and Chief	30,000			16.00	10/22/09		25,000		386,750
Operating Officer	30,000			11.25	4/23/12
	50,000			10.77	4/20/14

Paul N. Horne,	60,000			17.84	8/12/07	(5)	7,986	(3)	123,543
Senior Vice	30,000			16.00	10/22/09		12,000		185,640
President, Market Research & Development

William M. Handel,	30,000			17.84	8/12/07	(5)	2,894	(3)	44,770
Senior Vice	20,000			16.00	10/22/09		12,000		185,640
President, Lean	30,000			11.25	4/23/12
Enterprise

Charles S. Aiken,	40,000			17.84	8/12/07	(5)	6,121	(3)	94,692
Senior Vice	20,000			16.00	10/22/09		12,000		185,640
President,	30,000			11.25	4/23/12
Manufacturing

(1)	Based on closing price of Buckeye stock on June 30, 2007 of $15.47.

(2)	The 14,400 unvested options held by Mr. Crowe vest at the rate of 7,200 shares per year on April 20, 2008 and 2009. All options with a strike price above $8.32 per share were fully vested on June 30, 2005, as described in the Compensation Discussion and Analysis above.

(3)	Represents the number of unvested shares of restricted stock granted as ERISA cap awards through June 30, 2007, as described in the Compensation Discussion and Analysis above.

(4)	The 6,400 unvested options held by Mr. Dean vest at the rate of 1,600 shares per year on October 12, 2007 through 2010. All options with a strike price above $8.32 per share were fully vested on June 30, 2005, as described in the Compensation Discussion and Analysis above.

(5)	Options existed at end of fiscal year 2007 but expired prior to mailing of this proxy statement.

OPTION EXERCISES AND STOCK VESTED

During fiscal year 2007, the following named executive officers exercised options. None of our named executive officers acquired stock through the vesting of restricted stock awards in fiscal year 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John B. Crowe, Chief Executive Officer	41,200	181,505
Steven G. Dean, Vice President and Chief Financial Officer	—	—
Kristopher J. Matula, President and Chief Operating Officer	—	—
Paul N. Horne, Senior Vice President, Market Research & Development	55,000	189,855
William M. Handel, Senior Vice President, Lean Enterprise	25,000	93,261
Charles S. Aiken, Senior Vice President, Manufacturing	25,000	100,705

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Buckeye’s change in control agreements are structured on a “double-trigger” basis. This means that in order for an executive officer to receive a change in control payment, there must be a change in control and within two years after the change in control the executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.” If these events occur, then, pursuant to the change in control agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Additionally, the plan includes a modified “single-trigger” feature applicable only to the Chief Executive Officer and the Chief Operating Officer. If a change in control occurs, then one year after the change in control occurs, these two officers have a thirty-day window during which they may resign for any reason and receive a change in control severance payment.

For the Chief Executive Officer and the Chief Operating Officer, the severance payment is equal to three times the sum of executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination.

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change of control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of Buckeye’s voting securities;

•	a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction;

•	a substantial asset sale or liquidation or dissolution of Buckeye; or

•	a change in a majority of the members of the Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to Buckeye; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of Buckeye’s property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority, or a material change in title or position;

•	a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer;

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed; or

•	in the case of the Chief Executive Officer and the Chief Operating Officer, the executive’s employment is terminated for any reason (whether by resignation or by termination) during the 30-day period beginning on the first anniversary of a change in control (modified “single trigger” provision).

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with Buckeye or thereafter, divulge confidential information of Buckeye except as required by law or to enforce any rights he or she may have against Buckeye.

If a change in control occurs and an executive officer is terminated for cause or resigns without good reason, then for one year the executive may not:

•	solicit Buckeye customers or prospective customers;

•	solicit Buckeye employees;

•	establish a business that competes with Buckeye;

•	work for a business that competes with Buckeye;

•	invest in business that competes with Buckeye; or

•	interfere with Buckeye’s customer or supplier relationships.

The following table reflects potential benefits or change in control payments to our named executive officers if a triggering event were to have occurred on June 30, 2007. If the amount of these payments would cause an executive to become subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the change in control payments will be reduced so that the executive is not subject to an excise tax. Mr. Dean was promoted to Senior Vice President effective July 1, 2007, and executed a change in control agreement contemporaneously therewith. Accordingly, although Mr. Dean is currently entitled to benefits in the event of a change in control on the same terms as those benefits described below for other Senior Vice Presidents, he would not have been entitled to any payments upon a change in control occurring as of June 30, 2007.

John B. Crowe, Chief Executive Officer
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	—	—	—	—
Termination for Cause	—	—	—	—
Retirement	—	—	—	1,161,622
Change in Control	—	—	—	1,161,622
Involuntary or voluntary for good reason termination after a change in control	1,725,000	801,990	25,632	1,161,622

Kristopher J. Matula, President and Chief Operating Officer
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	—	—	—	—
Termination for Cause	—	—	—	—
Retirement	—	—	—	494,328
Change in Control	—	—	—	494,328
Involuntary or voluntary for good reason termination after a change in control	1,275,000	593,010	39,298	494,328

Paul N. Horne, Senior Vice President, Product & Market Development
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	—	—	—	—
Termination for Cause	—	—	—	—
Retirement	—	—	—	309,183
Change in Control	—	—	—	309,183
Involuntary or voluntary for good reason termination after a change in control	658,334	241,090	26,199	309,183

William M. Handel, Senior Vice President, Lean Enterprise
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	—	—	—	—
Termination for Cause	—	—	—	—
Retirement	—	—	—	230,410
Change in Control	—	—	—	230,410
Involuntary or voluntary for good reason termination after a change in control	536,666	252,350	8,539	230,410

Charles S. Aiken, Senior Vice President, Manufacturing
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($) (4)
Voluntary Termination	—	—	—	—
Termination for Cause	—	—	—	—
Retirement	—	—	—	280,332
Change in Control	—	—	—	280,332
Involuntary or voluntary for good reason termination after a change in control	600,000	207,900	17,088	280,332

(1)	Represents the executive’s highest annual base salary received during the three years preceding June 30, 2007 times the applicable multiplier under the change in control agreement.

(2)	Represents the applicable multiplier times the highest annual bonus received during the three years preceding June 30, 2007.

(3)	The value of medical benefits is estimated based on the annual premium each named executive officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement.

(4)	Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a change in control and $15.47, and (2) the product of the number of unvested shares underlying outstanding restricted stock awards that would become vested in connection with a change in control multiplied by $15.47. $15.47 was the closing price of Buckeye stock on June 30, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
George W. Bryan (4)	67,500	3,801	14,456	81,956
R. Howard Cannon	60,000		14,456	74,456
Robert E. Cannon (5)	57,500		14,456	71,956
Red Cavaney (6)	70,000		14,456	84,456
David B. Ferraro	50,978		—	50,978
Henry F. Frigon (7)	20,833		14,456	35,289
Katherine Buckman Gibson (8)	67,235		14,456	81,691
Lewis E. Holland (9)	69,327		23,952	93,279
Virginia B. Wetherell (10)	64,470		35,885	100,355

(1)	Directors are paid according to the following fee schedule:

Types of Compensation	Amount
Board Retainer	$40,000 annually (payable in equal quarterly installments)
Board Meeting Fees	None
Committee Meeting Fees	None
Service Fees:
Presiding Director	$10,000 annually (payable in equal quarterly installments) ($5,000 annually after August 8, 2007)
Audit Committee Chair	$10,000 annually (payable in equal quarterly installments)
Audit Committee Member	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Chair	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Member	$ 2,500 annually (payable in equal quarterly installments)

Prior to May 15, 2006 non-employee directors received certain stock option awards. That plan expired May 15, 2006. To replace the benefits under the expired plan, non-employee directors received additional cash compensation of $20,000 at the time of the 2006 Annual Stockholders meeting. If the 2007 Omnibus Incentive Compensation Plan is approved at the 2007 Annual Stockholders Meeting, the additional $20,000 cash compensation will likely be replaced by an award of stock options or restricted stock.

(2)	Represents the increase in value from June 30, 2006 to June 30, 2007 on 485.44 shares of phantom stock that were awarded on July 1, 2002.

(3)	Amounts in the Options Award column represent the compensation cost recognized by us in fiscal year 2007 related to option grants in accordance with SFAS No. 123R. See Note 10 to the our audited financial statements as filed in the 2007 Annual Report of Form 10-K, which sets forth the material assumptions used in determining the compensation cost to us with respect to such awards. All such options are vested.

(4)	Mr. Bryan earned $2,500 as a member of the Compensation Committee and $5,000 as chair of the Nominating & Corporate Governance Committee.

(5)	Mr. Robert E. Cannon’s term as a director ended upon his death in March 2007.

(6)	Mr. Cavaney earned $5,000 as a member of the Audit Committee and $5,000 as a chair of the Compensation Committee

(7)	Mr. Frigon resigned from the Board on November 3, 2006; he served as chair of the Audit Committee until his resignation and earned $4,167 for such service.

(8)	Ms. Buckman Gibson served on the Compensation Committee from July 1, 2006 to August 9, 2006, for which she earned $265; she joined the Audit Committee on August 9, 2006, for which she earned $4,470. She also earned $2,500 as a member of the Nominating & Corporate Governance Committee.

(9)	Mr. Holland became chair of the Audit Committee on November 3, 2006 upon Mr. Frigon’s resignation and earned $6,603 for such service. Prior to such date, Mr. Holland served as a member of the Audit Committee for which he earned $1,698. He also served as a member of the Nominating & Corporate Governance Committee and earned $1,026.

(10)	Ms. Wetherell joined the Compensation Committee and the Nominating & Corporate Governance Committee on August 9, 2006 and earned $2,235 for her service on each committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2007 consisted of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Ms. Katherine Buckman Gibson and Ms. Virginia Wetherell, all of whom were independent directors. Effective as of August 9, 2006, Ms. Wetherell joined the Compensation Committee to replace Ms. Buckman Gibson, who rotated off the Compensation Committee. For fiscal year 2008, the Compensation Committee is composed of Mr. Cavaney (Chairman), Mr. Bryan and Ms. Wetherell, all of whom are independent directors. No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. No director who also serves as an executive officer participated in deliberations regarding his own compensation.

EQUITY COMPENSATION PLAN INFORMATION (1)
(as of June 30, 2007)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights ($)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by stockholders (2)	2,765,850	14.34	—
Equity Compensation Plans not approved by stockholders (3)	502,792 (4)	9.22	456,076 (5)
Total	3,268,642	13.55	456,076

(1)	Grants of equity-based awards to named executive officers and directors under the plans listed in this Equity Compensation Plan Information are described more fully in the Compensation Discussion and Analysis section above and accompanying tables and under the heading “How are our directors compensated?.”

(2)	Buckeye stockholders approved both the 1995 Incentive and Non-Qualified Stock Option Plan and the 1995 Management Stock Option Plan.

(3)	The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board of Directors. A narrative description of the material terms of Buckeye’s Formula Plan appears under the “Amended and Restated Formula Plan for Non-Employee Directors” above. A narrative description of the material terms of Buckeye’s restricted stock plan appear under “Long Term Incentive Compensation-Restricted Stock Awards” in the Compensation Discussion and Analysis section above.

(4)	240,000 shares were subject to outstanding options issued under the Formula Plan and 262,792 shares outstanding under the Restricted Stock Plan.

(5)	Shares reserved for issuance under the Restricted Stock Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye. To our knowledge, based solely on review of the copies of such reports furnished to Buckeye and representations by certain reporting persons, all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner, except that through an administrative oversight a Form 4 for William M. Handel, reporting the acquisition of 398 shares, was filed 17 days late.

* * * * *

The Board knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2007 annual meeting of stockholders. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

Upon the written request of any record holder, any beneficial owner of common stock entitled to vote at the annual meeting or any other interested party, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended June 30, 2007. Requests should be directed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407 Attn: Corporate Secretary (901) 320-8125.

By Order of the Board

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

Memphis, Tennessee
September 20, 2007

EXHIBIT A

BUCKEYE TECHNOLOGIES INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN

The purpose of the Plan is to assist Buckeye Technologies Inc. (the “Company”) in attracting and retaining valued Employees and Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees and Directors.

1.    Definitions. As used herein, the following definitions shall apply:

1.1.    “Award” means a grant of Restricted Stock or Options under the Plan.

1.2.    “Award Agreement” means the written agreement, instrument or document evidencing an Award.

1.3.    “Board” means the Board of Directors of the Company.

1.4.    “Cause” means, unless otherwise provided in an Award Agreement, or an Employment Agreement (a) willful and continued failure to follow the substantially lawful instructions of the Board or written Company policies, (b) willful gross misconduct or gross negligence resulting in material injury to the Company or any of its Subsidiaries or affiliates, or (c) conviction (including a plea of guilty or nolo contendere) of (i) a felony or (ii) any crime involving fraud or dishonesty, including any such offense that relates to the Company’s assets or business or the theft of Company property.

1.5.    “Change in Control” means:

(a)    The acquisition, after the effective date of the Plan, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition, directly or indirectly, by or from the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (ii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (iii) any acquisition by any corporation if, immediately following such acquisition, more than 75% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

(b)    The occurrence of a merger, reorganization or consolidation other than a merger, reorganization or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such merger, reorganization or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 75% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

(c)    The occurrence of (i) a complete liquidation or substantial dissolution of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary, wholly-owned, directly or indirectly, by the Company; or

(d)    The individuals who, commencing as of the effective date of the Plan, constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 1.5(a), (b) and (c) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors as of the effective date of the Plan, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

1.6.    “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

1.7.    “Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section 8.

1.8.    “Company” means Buckeye Technologies Inc., a Delaware corporation, or any successor corporation.

1.9.    “Committee” means the Compensation Committee of the Board or such other committee as the Board may from time to time designate. The Committee shall have at least two members and each member of the Committee shall be a Non-Employee Director and an Outside Director. Notwithstanding the foregoing, the Board may designate one or more of its members to serve as a Secondary Committee and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code and the regulations thereunder. The Secondary Committee, if any, shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

1.10.    “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code, and the rules and regulations thereunder.

1.11.    “Director” means a non-Employee member of the Board.

1.12.    “Disability” means, unless otherwise provided in an Award Agreement, the Participant’s inability to render, for a period of six consecutive months, services to the Company by reason of physical and mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination. In no event shall the Participant be considered disabled for the purposes of the Plan unless the Participant is deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

1.13.    “Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act or rule promulgated under the Exchange Act shall include reference to any successor provision or rule.

1.14.    “Employee” means an individual, including an officer or director, who is employed by the Company or a Subsidiary.

1.15.    “Employment Agreement” means any employment agreement by and between the Company and/or its Subsidiaries and a Participant, as such agreement is in effect from time to time.

1.16.    “Fair Market Value” means the fair market value of Common Stock determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall mean, on any given date, the closing price of a share of Common Stock on the principal national securities exchange or quotation on which the Common Stock is listed or quoted on such date or, if Common Stock was not traded on such date, on the last preceding business day on which the Common Stock was traded.

1.17.    “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee in determining the size of an Award for a Performance Period if, in the Committee’s sole judgment, such application is appropriate. Negative Discretion may only be used by the Committee to eliminate or reduce the size of an Award. In no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to: (a) grant Awards to a Covered Employee for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (b) increase the number of shares available under an Award above the maximum number of shares available under Section 4.2 of the Plan.

1.18.    “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act.

1.19.    “Option” means a right to purchase a specified number of shares of Common Stock at a specified price awarded by the Committee under Section 6 of the Plan.

1.20.    “Outside Director” means a member of the Board who meets the definition of an “outside director” under Section 162(m) of the Code.

1.21.    “Participant” means any Employee or Director who receives an Award.

1.22.    “Performance-Based Awards” means certain Awards of Restricted Stock which are based upon the attainment of Performance Goals, which are granted in a manner which is designed to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto).

1.23.    “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, or any business unit thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

1.24.    “Performance Goal” means a goal that must be met by the end of the Performance Period specified by the Committee based upon the following, each as may be applicable to the Company, or any Subsidiary or business unit thereof: (i) the price of Common Stock, (ii) market share, (iii) revenue, (iv) earnings per share of Common Stock, (v) return on shareholder equity, (vi) costs, (vii) cash flow, (viii) return on total assets, (ix) return on invested capital, (x) return on net assets, (xi) operating income, (xii) net income, (xiii) book value per share of Common Stock, (xiv) expense management, (xv) improvements in capital structure, (xvi) profitability, (xvii) maintenance or improvement of profit margins, (xviii) total shareholder return, (xiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and (xx) any other financial or other measurement deemed appropriate by the Committee, as it relates to the results of operations or other measurable progress of the Company or its Subsidiaries (or any business unit thereof), including productivity measures. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company or any Subsidiary (or any business unit thereof) and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as catastrophic losses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets. The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals. For Awards not intended to be treated as “performance-

based compensation” under Section 162(m) of the Code, Performance Goals shall also include any other goal that is determined to be appropriate by the Committee.

1.25.    “Plan” means the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan herein set forth, as amended from time to time.

1.26.    “Restricted Stock” means Common Stock awarded by the Committee under Section 5 of the Plan.

1.27.    “Restriction Period” means the period during which Restricted Stock awarded under Section 5 of the Plan is subject to forfeiture.

1.28.    “Subsidiary” means any corporation (other than the Company), partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.    Eligibility. All Employees and Directors are eligible to participate in the Plan.

3.    Administration and Implementation of Plan.

3.1.    The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their Employees, Participants, persons claiming rights from or through Participants and stockholders of the Company.

3.2.    Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the Employees or Directors who will receive Awards pursuant to the Plan, (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; (g) to construe and interpret the Plan and to make all other determinations as it may deem necessary or advisable for the administration of the Plan, and (h) to establish any ”blackout“ period that the Committee in its sole discretion deems necessary or advisable.

3.3.    The Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the Participant’s termination of employment or service with the Company or any Subsidiary; provided, however, that the Committee shall retain full power to accelerate or waive any such term or condition as it may have previously imposed. All Awards shall be evidenced by an Award Agreement. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.

3.4.    The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the Chief Executive Officer of the Company or the Secondary Committee as the Committee deems appropriate and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are Covered Employees. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

4.    Shares of Stock Subject to the Plan.

4.1.    Subject to adjustment as provided in Section 8, the total number of shares of Common Stock available for Awards under the Plan shall be 3,500,000 shares, all of which may be issued pursuant to Options intended to qualify as incentive stock options.

4.2.    For purposes of Section 2.1, each share of Common Stock issued pursuant to an Award of Restricted Stock shall reduce the number of shares of Common Stock available for issuance under the Plan by 1.75 such shares. For example, if all Awards under the Plan are in the form of Restricted Stock, 2,000,000 shares are available for issuance.

4.3.    Subject to adjustment as provided in Section 8, the maximum number of shares of Common Stock available for Awards that may be granted to any individual Participant, with respect to each calendar year, shall be as follows:

4.3.1. If only Options are granted, 200,000 shares;

4.3.2. If only Restricted Stock is granted, 100,000 shares; and

4.3.3. If both Options and Restricted Stock are granted, 200,000 shares.

4.4.    If any shares subject to an Award are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award. Reinvestment of dividends in additional Awards payable in Common Stock, shall only be permissible if sufficient shares of Common Stock are available for such reinvestment or payment (taking into account then outstanding Awards). Notwithstanding anything to the contrary herein, the following shares of Common Stock shall not again be available for issuance as Awards under the Plan: (a) shares of Common Stock tendered (either actually, by attestation or otherwise) to pay all or any part of the exercise price on any Option, (b) any shares of Common Stock retained by the Company in satisfaction of the Participant’s obligation for withholding taxes, and (c) shares of Common Stock not issued as a result of a net exercise of an Option.

4.5.    Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. Any shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.

5.    Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of certain specified events. Such an Award shall be subject to the following terms and conditions:

5.1.    The Committee shall determine all of the material terms of the Award of Restricted Stock, including, but not limited to, the Restriction Period, the Performance Goals applicable, if any, and the amount, if any, the Participant must pay to receive the Restricted Stock.

5.2.    Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of shares of Common Stock subject to such Award be issued to the

Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s) representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and if issued to the Participant, returned to the Company, to be held in escrow during the Restriction Period. In all cases, the Participant shall sign a stock power endorsed in blank to the Company to be held in escrow during the Restriction Period.

5.3.    During the Restriction Period, unless otherwise determined by the Committee, the Participant shall have the right to receive dividends from and to vote the shares of Restricted Stock.

5.4.    Provided that the Restricted Stock has not been previously forfeited, at the end of the Restriction Period the restrictions imposed under an Award Agreement shall lapse with respect to the number of shares specified thereunder, and the legend imposed hereunder shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

6.    Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed exercise price (”Exercise Price“). Options granted may include Options intended to qualify as ”incentive stock options“ within the meaning of Section 422 of the Code, and Options not intended to so qualify. The grant of Options shall be subject to the following terms and conditions:

6.1.    The number of shares and the price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant and shall be specified in a resolution of the Committee on the date of grant, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

6.2.    The term of an Option shall in no event be greater than ten years. The Committee shall have the authority to limit the term of an Option in an Award Agreement or otherwise upon a Participant’s termination of employment or service for any reason (including a termination with or without Cause, death, Disability, or retirement).

6.3.    Each provision of the Plan and each Award Agreement relating to an incentive stock option shall be construed so that such option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of an Award Agreement that cannot be so construed shall be disregarded. In no event may a Participant be granted an incentive stock option which does not comply with the grant and vesting limitations prescribed by Section 422(b) of the Code. Incentive stock options may not be granted to Directors.

6.4.    The Exercise Price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the date of exercise: (a) in cash, (b) with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, (c) with the consent of the Committee, in whole or in part in Common Stock held by the Participant and valued at Fair Market Value on the date of exercise, or (d) with the consent of the Committee, by requesting the Company withhold a number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the product of (i) the Exercise Price multiplied by (ii) the number of shares of common stock in respect of which the Option is being exercised. With the consent of the Committee, payment upon the exercise of an Option other than an incentive stock option may be made in whole or in part by Restricted Stock held by the Participant and valued at Fair Market Value on the date the Option is exercised. In such case, the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor. An Option may be exercised only for a whole number of shares of Common Stock.

6.5.    Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering shares,

the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of shares from the shares acquired by the exercise of the Option.

7.    Performance-Based Awards.

7.1.    For purposes of Performance-Based Awards granted to Covered Employees, the provisions of this Section 7 shall apply in addition to and, where necessary, in lieu of the provisions of the other provisions of this Plan. The purpose of this Section 7 is to provide the Committee the ability to qualify Performance-Based Awards as “performance-based compensation” under Section 162(m) of the Code.

7.2.    Only Covered Employees shall be subject to the restrictions contained herein. The Committee will, in its sole discretion, designate within the earlier of the (a) first 90 days of a Performance Period and (b) the lapse of 25% of the period of service to which the Performance Goals relate, which Covered Employees will be Participants for such period. However, designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Section 7. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employee as a Participant in such period or in any other period.

7.3.    With regards to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the types of Awards to be issued, the kinds and/or levels of the Performance Goals, whether the Performance Goals are to apply to the Company or any one or more subunits thereof. Within the earlier of (a) the first 90 days of a Performance Period and (b) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain, the Committee shall, with regards to the Performance-Based Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section and record the same in writing.

7.4.    Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Performance-Based Award for such Performance Period.

7.5.    A Participant shall be eligible to receive a Performance-Based Award for a Performance Period only to the extent that the Performance Goals for such period are achieved.

7.6.    Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the period. The Committee shall then determine the actual size of each Participant’s Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate, to reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period through the use of Negative Discretion, if in its sole judgment, such reduction or elimination is appropriate.

7.7.    The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.6.

8.    Adjustments upon Changes in Capitalization.

8.1.    In the event that the Committee shall determine that any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (b) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (c) the aggregate number and kind of shares of Common Stock available under the Plan, and (d) the exercise or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that no adjustment shall be made that would cause the Plan to violate Section 422 of the Code with respect to incentive stock options or that would adversely affect the status of any Performance-Based Award.

8.2.    In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8.1) affecting the Company or any Subsidiary or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Awards to the extent that such adjustment would adversely affect the status of the Award as a Performance-Based Award.

9.    Change in Control.

9.1.    The Committee’s powers shall also include responsibility to determine the effect, if any, of a Change in Control of the Company upon outstanding Awards, either in the Award Agreement or otherwise.

9.2.    Upon the occurrence of a Change in Control, unless otherwise provided in an applicable Award Agreement: (a) any Options outstanding which are not then exercisable and vested shall become fully exercisable and vested; (b) the restrictions applicable to any Awards of Restricted Stock shall lapse, and such Restricted Stock shall become transferable and free of all restrictions; and (c) the Committee shall make such additional adjustments to outstanding Awards as it deems appropriate and consistent with the purposes of the Plan.

9.3.    Upon a Change in Control, in addition to the provisions under Section 9.2, the Committee may, at its sole and absolute discretion, (a) cancel any outstanding Awards in exchange for a cash payment of any amount, including an amount (which may be zero) equal to the difference between the then Fair Market Value of the Award less the exercise price of the Award, if applicable, (b) after having given the Participant a reasonable chance to exercise any outstanding Options, terminate any or all of the Participant’s unexercised Options, (c) where the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards, or (d) take such other action as the Committee shall determine to be appropriate.

10.    Termination and Amendment.

10.1.    The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (a) such action would increase the number of shares subject to the Plan, (b) such action results in the “repricing” of any Option, or (c) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted; provided, however, that, subject to Section 8 hereof, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto. For the purposes hereof, the “repricing” of an Option shall include (a) a direct reduction in the Exercise Price and (b) the exchange of an Option having an Exercise Price that is more than the current Fair Market Value of a share of Common Stock (an “underwater” Option) for a new Option or other Award.

10.2.    The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award.

10.3.    The Committee may, without the consent of any Participant, substitute any Award granted under the Plan which by its terms is intended to be settled in shares for any other type of Award intended to be settled in shares, provided, however, that the terms of the substituted Award and the economic benefit of the substituted Award are at least equivalent to the terms and economic benefit of the Award being replaced.

10.4.    The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of an Award as “performance-based compensation” under Section 162(m) of the Code.

11.    No Right to Award, Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. For purposes of this Plan, transfer of employment between the Company and its Subsidiaries shall not be deemed a termination of employment or service, and, to the extent provided by the Committee, change in status between an Employee and Director shall also not be deemed a termination of employment or service.

12.    Taxes.

12.1.    The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or the Subsidiary and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligation. This Section shall not be construed as providing for any tax reimbursement to the Participant in connection with the tax consequences resulting from the payment or exercise of any Award.

12.2.    No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, and the Committee, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, excise, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

13.    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Option granted as an incentive stock option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

14.    Plan is Unfunded. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

15.    No Rights to Awards; No Stockholder Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

16.    Foreign Nationals. Without amending the Plan, Awards may be granted to Employees who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

17.    Securities Law Requirements.

17.1.    No Award granted hereunder shall be exercisable if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of the events referred to in clause (a) or clause (b) above, the exercisability of such Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when exercisability has been suspended.

17.2.    The Committee may require, as a condition to the right to exercise any Award that the Company receive from the Participant, at the time any such Award is exercised, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

18.    Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan.

19.    Term of Plan. The Plan shall terminate at the close of business on the tenth anniversary of the date the Plan was adopted by the Board, unless sooner terminated by action of the Board. No Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Award then outstanding.

20.    Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.

21.    Governing Law. To the extent that Federal laws do not otherwise control, the validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

22.    Effective Date; Shareholder Approval. The Plan shall become effective when adopted by the Board, provided that the Plan is approved by the stockholders of the Company at the annual meeting of stockholders next following the adoption of the Plan by the Board, and no Award shall become exercisable, realizable or vested prior to such annual meeting. If the Plan is not so approved by the stockholders at the next annual meeting, all Awards theretofore granted shall be null and void.

Buckeye Technologies Inc. Annual Meeting of Stockholders November 1, 2007 5:00 p.m. Central Time

THERE ARE THREE WAYS TO VOTE YOUR PROXY

INTERNET VOTING	TELEPHONE VOTING	VOTING BY MAIL
Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on Wednesday, October 31, 2007.

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-260-0388, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5:00 p.m. Eastern Time on Wednesday, October 31, 2007.

Simply mark, sign and date your Proxy Card and return it in the postage-paid envelope. Any mailed Proxy Card must be received prior to the vote at the meeting. If you are voting by telephone or the Internet, please do not mail your card.

COMPANY NUMBER	CONTROL NUMBER

PLEASE DETACH PROXY HERE ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------

☒	Please mark votes as in this example.
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.	FOR	AGAINST	ABSTAIN
	☐	☐	☐
ELECTION OF DIRECTORS (terms expiring in 2010)	FOR	WITHHELD	APPROVAL OF 2007 OMNIBUS INCENTIVE COMPENSATION PLAN.	FOR	AGAINST	ABSTAIN
	☐	☐		☐	☐	☐
Nominees:	Lewis E. Holland Kristopher J. Matula Virginia B. Wetherell

Exceptions:

Signed:
For all nominees except as noted above.
Signed:

Stockholder should sign here exactly as shown on the label affixed hereto. Administrator, Trustee, or Guardian, please give full title. If more than one Trustee, all should sign. All Joint Owners should sign.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO:

Georgeson
Wall Street Station
P.O. Box 1101
New York, NY 10269-0666

PLEASE DETACH PROXY HERE ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------
P R O X Y

PROXY

Buckeye Technologies Inc.

P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned appoints each of Sheila Jordan Cunningham and Steven G. Dean, or either of them, with full power of substitution and revocation as Proxy to vote all shares of stock standing in my name on the books of Buckeye Technologies Inc. (the “Company”) at the close of business on September 6, 2007, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 1001 Tillman Street, Memphis, Tennessee, on November 1, 2007, at 5:00 p.m., Central Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote in her or his discretion as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE